UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PATRICK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 17, 2017
TO OUR SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Patrick Industries, Inc., an Indiana corporation, will be held at the Company’s corporate office, 107 West Franklin Street, Elkhart, Indiana, on Wednesday, May 17, 2017 at 10:00 A.M., Eastern Time, for the following purposes:

1.	To elect eight directors to the Board of Directors to serve until the 2018 Annual Meeting of Shareholders;

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for fiscal year 2017;

3.	To amend our Articles of Incorporation to increase the number of authorized shares of common stock without par value, from 20,000,000 to 40,000,000;

4.	To approve an amendment to the Patrick Industries, Inc. 2009 Omnibus Incentive Plan (the “Plan”) to increase the number of shares available for grant under the plan by a total of 425,000 shares; and

5.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 24, 2017 as the record date for the determination of the holders of shares of our outstanding common stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.
Your vote is important. Whether or not you expect to attend the meeting, please vote your shares using the Internet, by telephone, or by mail by signing, dating, and returning the enclosed proxy in the enclosed envelope. Your shares will then be represented at the meeting, if you are unable to attend. You may, of course, revoke your proxy and vote in person at the meeting, if you desire. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian. Please note that brokers may not vote your shares on the election of directors, on compensation matters or on other proposals to be considered by shareholders at the Annual Meeting (except on the ratification of the independent accountants) in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

By Order of the Board of Directors,
/s/ Joshua A. Boone
Joshua A. Boone Secretary
April , 2017
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On May 17, 2017.
Our Proxy Statement and Annual Report to Shareholders for fiscal 2016 are available on Patrick Industries, Inc.'s website at www.patrickind.com under "Investor Relations". You may also request hard copies of these documents free of charge by writing to us at the address above, Attention: Office of the Secretary.

PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511
____________

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held May 17, 2017
______________

This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders of Patrick Industries, Inc. (the “Company” or “Patrick”) on or about April , 2017, and are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the Annual Meeting of Shareholders to be held on May 17, 2017 (the “Annual Meeting”) for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of proxy which accompanies this Proxy Statement is executed and returned, or is voted by Internet or by telephone, it may be revoked by the person giving it at any time prior to the voting thereof by (i) written notice to the Secretary of the Company, (ii) requesting to vote in person at the Annual Meeting, or (iii) submitting a later-dated proxy by mail, Internet, or telephone. To revoke a proxy by telephone or the Internet, you must do so by 11:59 p.m. Eastern Time, on May 16, 2017.
If the form of proxy is signed, dated and returned without specifying choices on one or more matters presented to the shareholders, the shares will be voted on the matter or matters listed on the proxy card as recommended by the Company’s Board.
Additional solicitations, in person or by telephone or otherwise, may be made by certain directors, officers and employees of the Company regarding the proposals without additional compensation. Expenses incurred in the solicitation of proxies, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company.
Patrick’s Annual Report to Shareholders, which contains Patrick’s Annual Report on Form 10-K for the year ended December 31, 2016, accompanies this Proxy Statement. Requests for additional copies of the Annual Report on Form 10-K should be submitted to the Office of the Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Annual Meeting materials may also be viewed online through our website, www.patrickind.com.

VOTING INFORMATION
Each shareholder is entitled to one vote for each share of our common stock held as of the record date. For purposes of the meeting, a quorum means a majority of the outstanding shares. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining a quorum. As of the close of business on March 24, 2017, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 16,763,036 shares of common stock entitled to one vote each. In determining whether a quorum exists at the meeting, all shares represented in person or by proxy will be counted. Proxies properly executed and received by us prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting.
A shareholder may, with respect to the election of directors, (i) vote for the election of each named director nominee, or (ii) withhold authority to vote for each named director nominee. With respect to Proposal 2 (Ratification of Independent Public Accounting Firm), Proposal 3 (Increase in Authorized Shares of Common Stock), and Proposal 4 (Amendment to 2009 Omnibus Incentive Plan), a shareholder may vote for, against or abstain. Please note that brokers may not vote your shares on the election of directors, on compensation matters or on other proposals to be considered by shareholders at the Annual Meeting (except on the ratification of the independent accountants) in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.
If a shareholder’s shares are held by a broker or other financial institution (the “broker”) on the shareholder’s behalf (that is, in “street name”) and the shareholder does not instruct the broker as to how to vote the shareholder’s shares, the broker may vote the shares in its discretion on matters designated as routine. However, a broker cannot vote shares held in street name on matters designated as non-routine unless the broker receives voting instructions from the beneficial owner. If a shareholder’s shares are held in street name and the shareholder does not provide voting instructions to the broker, the broker will have discretion to vote those shares only on Proposal 2 because the ratification of the appointment of the Company’s independent registered public accounting firm is considered a routine matter. Each of the other items to be submitted for a vote of shareholders at the Annual Meeting is considered non-routine. “Broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal. Broker non-votes and abstentions will be included in the determination of the number of shares of common stock present at our Annual Meeting for quorum purposes, but will not be counted as votes cast on any matter presented at our Annual Meeting that is a non-routine matter.
Under Proposal 1, the directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote. Therefore, broker non-votes and abstentions will have no effect on Proposal 1, except to the extent that they will count as votes not cast. Proposal 2, Proposal 3 and Proposal 4 in this Proxy Statement require the affirmative vote of a majority of the votes cast.
If you hold your shares through a broker, for your vote to be counted, you will need to communicate your voting decisions to your broker before the date of the Annual Meeting. A street name shareholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her broker or other nominee and present that proxy and proof of identification at the Annual Meeting to hand in with his or her ballot.
The Board knows of no other matter which may come up for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

PROPOSALS OF SHAREHOLDERS
Proposals Included in the Proxy Statement
Shareholder proposals for inclusion in proxy materials for the next Annual Meeting should be addressed to the Office of the Secretary, 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638, and must be received no later than December __, 2017.
Proposals Not Included in the Proxy Statement
Our By-laws require notice of any other business to be brought by a shareholder before the 2018 annual meeting of shareholders (but not included in the proxy statement) to be delivered, in writing, to the Company’s Secretary, together with certain prescribed information, on or after March __, 2018 and no later than April __, 2018. Likewise, the Articles of

Incorporation and By-laws require that shareholder nominations to the Board for the election of directors to occur at the 2018 annual meeting of shareholders be delivered to the Secretary, together with certain prescribed information, in accordance with the procedures for bringing business before an annual meeting at which directors are to be elected.

PROPOSAL 1

 ELECTION OF DIRECTORS

There are eight nominees for election to the Board, all of which are current members of our Board. The individuals elected as directors at the 2017 Annual Meeting will be elected to hold office until the 2018 Annual Meeting or until their successors are duly elected and qualified.
It is intended that the proxies will be voted for the nominees listed below, unless otherwise indicated on the proxy form. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies. The Board does not anticipate that any nominee will be unable or unwilling to serve.
The information provided below has been furnished by the director nominees, and sets forth (as of March 31, 2017) the names, ages, principal occupations, recent professional experience, certain specific qualifications identified as part of the Board’s determination that each such individual should serve on the Board, and other directorships at other public companies for at least the past five years, if any. Each of the following nominees was elected to his present term of office at the Annual Meeting of Shareholders held on May 18, 2016.
Paul E. Hassler, age 69, has been our Chairman of the Board since May 2008. Mr. Hassler was Chief Executive Officer of the Company from April 2004 to January 2009 (retired) and President from April 2004 to May 2008. Mr. Hassler held the position of Vice President Operations and Distribution - West of the Company from December 2003 through the first quarter of 2004; Executive Director of West Coast Operations from 1994 to 2003; and General Manager of California Operations from 1986 to 1994. Mr. Hassler has over 43 years of recreational vehicle, manufactured housing and industrial experience in various capacities and has demonstrated leadership as Non-Executive Chairman of the Board. He has served as a director of the Company since 2005.
Joseph M. Cerulli, age 57, has been employed by Tontine Associates, LLC, an affiliate of Tontine Capital Partners, LP, and Tontine Capital Management, LLC (collectively, with their affiliates, “Tontine”), since January 2007. Prior to that, Mr. Cerulli was an independent financial consultant from 2002 to 2006. Mr. Cerulli has particular knowledge of our Company and the industries in which we operate based on Tontine’s long-standing investment in the Company and possesses extensive knowledge with respect to financial and investment matters. Mr. Cerulli currently serves as a member of the Company’s Corporate Governance and Nominations Committee. He has served as a director of the Company since 2008.
Todd M. Cleveland, age 49, has been our Chief Executive Officer since February 2009. Mr. Cleveland was President of the Company from May 2008 to December 2015, and Chief Operating Officer of the Company from May 2008 to March 2013. Prior to that, he served as Executive Vice President of Operations and Sales and Chief Operating Officer of the Company from August 2007 to May 2008. Mr. Cleveland also spent 17 years with Adorn Holdings, Inc. (“Adorn”) serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; and Vice President of Operations and Chief Operating Officer from 1994 to 1998. Mr. Cleveland has served as a director of IES Holdings, Inc. since February 2017. Mr. Cleveland has over 26 years of recreational vehicle, manufactured housing and industrial experience in various operating capacities. He also has extensive knowledge of our Company and the industries to which we sell our products, and experience with management development and leadership, acquisitions, strategic planning, manufacturing, and sales of our products. He has served as a director of the Company since 2008.
John A. Forbes, age 57, has been the President of Utilimaster, a business unit of Spartan Motors USA, Inc., since July 2010. Prior to that, he was the Chief Financial Officer of Utilimaster from May 2009 to July 2010, the Chief Financial Officer of Nautic Global Group LLC from 2007 to 2009, and the Chief Financial Officer of Adorn LLC from 2003 to 2007. Mr. Forbes has over 30 years of experience in serving various manufacturing industries having held senior financial leadership roles including Trimas Corporation/Masco Tech, Inc., both with Fulton Performance Products and Reese Products. Mr. Forbes also has extensive experience with operations management, acquisitions, strategic planning, risk management, and banking relations. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Forbes currently serves as the Chairman of the Company’s Corporate Governance and Nominations Committee,

and as a member of the Company’s Audit Committee and Compensation Committee. He has served as a director of the Company since 2011.
Michael A. Kitson, age 58, is a principal with AVL Growth Partners, a firm that provides fractional accounting and financial advisory services. Previously, he was the Chief Financial Officer of MikaTek, Ltd., an early stage manufacturer of barrier products manufactured from recycled rubber tire materials from January 2016 until July 2016. Prior to that, he was Chief Executive Officer of SharpShooter Imaging from March 2015 to January 2016, the Chief Executive Officer of Nautic Global Group from March 2011 to October 2013, the Chief Financial Officer of Nautic from August 2010 to March 2011, the President and Chief Executive Officer of Utilimaster, now a subsidiary of Spartan Motors USA, Inc., from 2007 to 2010, and the Chief Financial Officer of Utilimaster from 1999 to 2007. Mr. Kitson has over 29 years of experience in serving various manufacturing industries having also held senior financial leadership roles with Lilly Industries, Inc. Mr. Kitson also has extensive experience with corporate and operations management, strategic planning, and risk management. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Kitson currently serves as the Chairman of the Company’s Audit Committee, and as a member of the Company’s Corporate Governance and Nominations Committee and Compensation Committee. He has served as a director of the Company since 2013.

Andy L. Nemeth, age 48, has been the Company’s President since January 2016 and Secretary-Treasurer from 2002 to 2015. Prior to that, Mr. Nemeth was the Executive Vice President of Finance and Chief Financial Officer from May 2004 to December 2015. He was also the Vice President of Finance and Chief Financial Officer from 2003 to 2004. Mr. Nemeth was a Division Controller from 1996 to 2002 and prior to that, he spent five years in public accounting. Mr. Nemeth has over 25 years of recreational vehicle, manufactured housing, and industrial experience in various financial capacities. Mr. Nemeth also has particular knowledge of our Company and the industries to which we sell our products, and has extensive experience with corporate management, acquisitions, strategic planning, risk management, and banking and finance relations. He has served as a director of the Company since 2006.
M. Scott Welch, age 57, has been the President and Chief Executive Officer of Welch Packaging Group, a large independently owned corrugated packaging company, since 1985. Prior to establishing Welch Packaging, he worked at Northern Box, Performance Packaging, and Elkhart Container. Mr. Welch has served as a director of Lakeland Financial Corporation (“Lakeland”) from 1998 to present, and has been the lead independent director and a member of Lakeland’s compensation committee since 2012. He has also served as a trustee at DePauw University since 2005. Mr. Welch has over 35 years of experience in the packaging industry, and has extensive experience in sales, marketing and strategy. Mr. Welch currently serves as a member of the Company’s Compensation Committee, Corporate Governance and Nominations Committee and Audit Committee. He has served as a director of the Company since 2015.
Walter E. Wells, age 78, was the President and Chief Executive Officer of Schult Homes Corporation, a leading builder of manufactured and modular housing, from 1970 to 1998 (retired). Mr. Wells is a director of Cass County Mental Health Foundation. Mr. Wells has particular knowledge of our Company and the industries to which we sell our products, experience in corporate management and leadership, and strategic planning. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Wells currently serves as the Chairman of the Company’s Compensation Committee, and as a member of the Company’s Corporate Governance and Nominations Committee and the Audit Committee. He has served as a director of the Company since 2001.

The Board of Directors unanimously recommends a vote FOR the nominated directors.

2016 NON-EMPLOYEE DIRECTOR COMPENSATION
While the structure of the 2016 Non-Employee Director Compensation Plan was unchanged from the 2015 plan, the Corporate Governance and Nominations Committee revised the amounts of the compensation components in May 2016. The plan structure and compensation composition, as approved by the Board, are detailed below:

1.	Effective July 1, 2016, non-employee directors are compensated through a flat annual retainer fee of $56,000 per year compared to a flat annual retainer of $50,000 in the first six months of 2016;

2.	Committee chairpersons and the Chairman continue to receive an additional $4,000 annual retainer; and

3.
Non-employee directors receive an annual restricted stock grant with a targeted value of $75,000 in May of each year (beginning with the May 2016 grant), which will vest upon such director’s continued service as a member of the Board for one year or earlier upon certain events. This compares to an annual restricted stock grant with a targeted value of $70,000 received in the May 2015 grant.
Employee directors receive no compensation as such. In addition to total direct compensation, the Company reimburses the non-employee directors’ expenses, including travel, accommodations and meals, for attending Board and Board Committee meetings, our Annual Shareholders Meeting, and any other activities related to our business.
The following table sets forth a summary of the compensation paid to non-employee directors in the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan (2)	Total
Joseph M. Cerulli	$53,000	$75,003	$—	$128,003
John A. Forbes	57,000	75,003	—	132,003
Paul E. Hassler	57,000	75,003	125,996	257,999
Michael A. Kitson	57,000	75,003	—	132,003
M. Scott Welch	53,000	75,003	—	128,003
Walter E. Wells	57,000	75,003	—	132,003

(1)
Amounts shown do not represent compensation actually received. Such amounts reflect the aggregate grant date fair value of 1,549 shares of restricted stock granted to each non-employee director, at a closing stock price of $48.42 on May 17, 2016. The aggregate grant date fair value was computed in accordance with ASC 718.

(2)	Represents payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan based on prior employment with the Company.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Crowe Horwath LLP has been the Company’s independent registered public accounting firm since June 2009. The Board and the Audit Committee recommend that shareholders ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year 2017. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Crowe Horwath LLP will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.
Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Crowe Horwath LLP. The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and the vote of a majority of the votes cast are voted in favor of the proposal.

The Board of Directors unanimously recommends a vote FOR approval of the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

INDEPENDENT PUBLIC ACCOUNTANTS

As noted above in Proposal 2, the Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
Audit Fees
The following table presents fees for professional audit and tax services rendered by Crowe Horwath LLP for the years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees (1)	$679,500	$609,200
Audit-Related Fees (2)	14,000	57,700
Tax Fees (3)	19,700	14,000
All Other Fees	—	—
Total Fees	$713,200	$680,900

(1)
Audit fees consist of fees for professional services rendered for the annual audit of the Company’s financial statements, including in 2016 and 2015, the audit of the Company’s internal control over financial reporting, the reviews of the interim financial statements included in the Company’s quarterly reports, and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, such as the reviews of various SEC filings, and in 2015, consents related to registration statements.

(2)	Audit-related fees include fees related to due diligence services related to acquisitions and the audit of the Company’s employee benefit plan.

(3)
Tax fees consist of the review of Federal and State tax returns and assistance with inquiries, primarily from state and local tax authorities. Tax fees in 2016 and 2015 were related to the review by Crowe Horwath LLP of the 2015 and 2014 tax returns, respectively.

The Audit Committee has advised us that it has determined that the non-audit services rendered by our independent auditors during our most recent fiscal year are compatible with maintaining the independence of such auditors.
The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to each particular engagement. The Committee has delegated authority to its Chairman to approve certain proposed services other than the annual audit, tax and quarterly review services, and the Chairman must report any approvals to the balance of the Committee at the next scheduled meeting.
AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board, include providing oversight of our financial reporting process through periodic meetings with our independent auditors, principal accounting officer and management to review accounting, auditing, internal controls and financial reporting matters. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on senior management, including senior financial management, and the independent auditors.
The Committee has met and held discussions with management and Crowe Horwath LLP with respect to the 2016 audited financial statements. Management represented to the Committee that the Company’s consolidated financial statements, included in its 2016 Annual Report to Shareholders, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting. The Committee reviewed and discussed with Crowe Horwath LLP the consolidated financial statements, and Crowe Horwath LLP’s evaluation of the Company’s internal controls over financial reporting. The Committee also discussed with Crowe Horwath LLP the matters required to be discussed by Auditing Standards No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (PCAOB).
We have received from Crowe Horwath LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between us and

Crowe Horwath LLP that in their professional judgment may reasonably be thought to bear on independence. Crowe Horwath LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent from us within the meaning of the federal securities laws. The Committee concluded that non-audit services provided by Crowe Horwath LLP during the year ended December 31, 2016, which consisted of tax planning and compliance and other accounting and audit-related services, were compatible with Crowe Horwath LLP’s independence.
Based on the review and discussions described above, with respect to our audited financial statements included in our 2016 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in our Annual Report on Form 10-K for filing with the SEC.
As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and our independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of our independent auditors with respect to such financial statements. This report was adopted by the Audit Committee on February 28, 2017.
The Audit Committee:
Michael A. Kitson (Chairman)
John A. Forbes
M. Scott Welch
Walter E. Wells

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
PROPOSAL 3

APPROVAL OF AN INCREASE IN THE AUTHORIZED AMOUNT OF COMMON STOCK
General Background:
Our Articles of Incorporation currently authorize 20,000,000 shares of common stock. As of March 24, 2017, there were 16,763,036 shares of common stock issued and outstanding. There are in the aggregate 870,443 shares of common stock reserved for issuance under existing stock option, stock appreciation rights (“SARs”), and performance share units (“PSUs”) plans, of which 826,443 shares are issuable upon the exercise of outstanding options and SARS granted under our existing stock option and SARs plans, and 44,000 shares issuable upon the vesting of PSUs that are issuable upon the achievement of a cumulative financial performance target over a pre-determined measurement period. In addition, there are an aggregate of 331,807 net shares available for future awards under the Patrick Industries, Inc. 2009 Omnibus Incentive Plan (the “Plan”). There are 2,034,714 authorized and unissued shares of common stock that are not reserved for any specific use and are available for future issuance.
On March 2, 2017, our Board unanimously adopted a resolution, subject to shareholder approval, to increase the authorized number of shares of common stock from 20,000,000 to 40,000,000. If the shareholders approve this Proposal 3, an increase in our authorized shares of common stock will be effected through the filing of a certificate of Amendment to our Articles of Incorporation with the office of the Indiana Secretary of State, amending Article V of our Articles of Incorporation to authorize 40,000,000 shares of common stock and total shares of capital stock of 41,000,000, as soon as practicable following the Annual Meeting, to be effective upon such filing. Upon approval of the proposed amendment to our Articles of Incorporation, Article V would read as follows:

ARTICLE V
The total number of shares which the Corporation shall have authority to issue is forty-one million (41,000,000), consisting of one million (1,000,000) shares of Preferred Stock, without par value, and forty million (40,000,000) shares of Common Stock, without par value.

The Company’s Articles authorize 1,000,000 shares of preferred stock. There are currently no shares of preferred stock outstanding and Proposal 3 does not propose to increase the number of authorized shares of preferred stock.

Reasons for Increasing the Authorized Number of Shares of Common Stock
The additional shares of common stock authorized upon adoption of this proposal will be available for issuance from time to time as determined by the Board, without further action by the shareholders and without first offering the shares to the shareholders. The proposed increase will ensure, for the foreseeable future, that a sufficient number of shares will be available, if needed, for issuance in connection with possible future actions approved the Board, including stock splits, stock dividends, acquisitions, financings, rights offerings, employee benefit programs or other corporate purposes, or upon exercise of stock options, stock appreciation rights or warrants. The Board believes that the availability of the additional shares for such purposes without delay or the necessity for a shareholder vote (except as may be required by applicable law or regulatory authorities or by the rules of any stock exchange on which the Company’s securities may be listed) will be beneficial to the Company by providing it with the flexibility required to respond to future business opportunities and needs as they arise. The availability of additional shares of authorized common stock will enable us to act promptly when the Board determines that the issuance of additional shares of common stock is advisable. Assuming the approval by shareholders of this proposal, there will be approximately 22,034,700 authorized and unissued shares of common stock that are not reserved for any specific use and are available for future issuance.

Anti-Takeover Effect
An increase in the number of shares of common stock that the Company is authorized to issue could have a potential anti-takeover effect with respect to the Company, although our management has not proposed the increase for that reason and does not presently anticipate using the additional authorized shares for such a purpose. The potential anti-takeover effect of the proposed amendment arises because the Company could issue additional shares of common stock, up to the total authorized number, thereby diluting the shareholdings and related voting rights of then existing shareholders in proportion to the number of any additional shares issued.

The Board of Directors unanimously recommends a vote FOR approving an increase in the authorized amount of common stock.
PROPOSAL 4
APPROVAL OF AN AMENDMENT TO THE 2009 OMNIBUS INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANT
Purpose and Background:
The Board has amended the Patrick Industries, Inc. 2009 Omnibus Incentive Plan (the “Plan”), subject to shareholder approval, to increase the number of shares available for grants under the program by an additional 425,000 shares. The proposed amendment will permit the Company to continue to keep pace with changing trends in management compensation and make the Company competitive with those companies that offer stock incentives to attract and retain management employees and non-employee directors.
The Plan was originally adopted on August 13, 2009 (the “Effective Date”), and approved at a special meeting of shareholders in November 2009. The purposes of the Plan are (i) to attract and retain highly competent persons as employees, directors, and consultants of the Company and its affiliates (“Service Providers”); (ii) to provide additional incentives to such Service Providers by aligning their interests with those of the Company’s shareholders; and (iii) to promote the success and business of the Company and its affiliates.

Patrick currently may grant equity awards under the terms of the Plan including incentive stock options, non-qualified stock options, SARs, restricted stock and restricted stock units (“RSUs”), and stock awards. An aggregate of 331,807 net shares were available for future awards under the Plan as of March 24, 2017 (the record date), prior to the approval by shareholders of this Proposal 4. In the event that the required votes to approve the amendment to the Plan are not obtained, then Patrick’s ability to make future grants under the Plan will be limited to the 331,807 net shares currently available.
The Board of Directors recommends that you vote to approve the amendment to the Plan. The affirmative vote of a majority of the votes cast is required for approval of the amendment to the Plan. Broker non-votes and abstentions will not have an effect on the approval of the proposal.

A summary of the Plan follows, which summary is qualified in its entirety by reference to the full text of the Plan itself, on file with the Securities and Exchange Commission. A copy of the Plan is available from the Corporation’s Secretary at the address on the cover of this Proxy Statement.
Administration:

•	The Plan shall be administered by the Compensation Committee of the Board of Directors (“Compensation Committee”).

•
The Compensation Committee shall have authority to interpret the Plan and any award agreement under the Plan, prescribe rules and regulations, and make determinations necessary for the administration of the Plan.

•	The determinations of the Compensation Committee shall be final and binding.

•
The Compensation Committee may delegate its authority to one or more executive officers of the Company to designate employees who are not executive officers as eligible to participate in the Plan and to determine the amount and type of awards that may be granted to employees who are not executive officers.

Eligibility:

•
Service Providers who are employees, consultants, or directors, who are determined by the Compensation Committee to be significantly responsible for the success and future growth and profitability of the Company, are eligible to receive awards under the Plan. However, Incentive Stock Options (as that term is defined in Section 422 of the Code) may be granted only to employees. The number of persons eligible to participate in the Plan is currently estimated to be approximately 70 people.

Share Limits:

•	As amended, the maximum number of shares available for delivery to Service Providers pursuant to awards granted under the Plan shall be 2,100,000, subject to adjustment as described in the Plan.

•
All of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options. At all times the Company will reserve and keep available a sufficient number of shares to satisfy the requirements of all outstanding awards under the Plan that are to be settled in shares. Shares available for delivery under this Plan may be authorized and unissued shares or treasury shares.

Section 162(m) of the Code Qualifications (Individual Award Limits):
Awards under the Plan are subject to individual limits that are to be applied consistent with Section 162(m) of the Code. Under Section 162(m) of the Code, in order for compensation in excess of $1,000,000 paid in any year to any “covered employee” to be deductible by the Company, such compensation must qualify as “performance-based.” A “covered employee” is defined as a company’s chief executive officer and any of such company’s three other most highly compensated executive officers named in the proxy statement, not including the chief financial officer. The following individual annual grant limitations apply per calendar year to all covered employees participating in the Plan, and are subject to adjustment as described in the Plan.

•	Stock Options: 500,000 shares

•	Stock Appreciation Rights: 500,000 shares

•	Restricted Stock and Restricted Stock Units: 500,000 shares.

•	Performance-Based Awards Payable in Shares: 500,000 shares

•	Performance-Based Awards Payable in Cash: $1 million determined as of the payout date

•	Cash-Based Awards: $1 million determined as of the payout date

•	Other Share-Based Awards: 500,000 shares

•	Canceled Awards. Awards granted to a Service Provider that are canceled shall continue to count toward the individual share limit applicable to that Service Provider as set forth in the Plan.

Adjustments and Substitution of Awards:

•
If there is any change affecting the Company’s common stock by reason of any stock split, stock dividend, cash dividend, recapitalization, reclassification, reorganization or similar event affecting the Company’s capital structure or its business as defined in the Plan, the maximum number of shares issuable to a Service Provider under the Plan, and any other limitation under the Plan on the maximum number of shares issuable to an individual Service Provider or in the aggregate will be equitably adjusted by the Compensation Committee in its discretion to prevent dilution or enlargement of the rights of the holders of outstanding awards granted under the Plan (“Participants”).

•
In the case of a merger, consolidation, acquisition or disposition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, disaffiliation or similar event affecting the Company or any of its affiliates, the Compensation Committee may, in its discretion, (i) cancel all outstanding awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of the award, as determined by the Compensation Committee in its sole discretion; and (ii) substitute other property for the shares subject to outstanding awards. Any action taken or adjustment authorized by the Plan and taken by the Compensation Committee shall be conclusive and binding on all Participants.

Awards:
The following types of awards may be granted under the Plan (which may be in lieu of other amounts owed to a Participant), subject to such terms as the Compensation Committee may prescribe in an award agreement:

•
Stock Options: Options may take the form of Incentive Stock Options (“ISOs”) or Nonqualified Stock Options. The exercise price of a stock option shall not be less than 100% of the fair market value per share, as defined, on the date the stock option is granted. In the case of any ISO granted to a 10% shareholder, as defined, the exercise price shall not be less than 110% of the fair market value per share, as defined, on the date such ISO is granted. The term of a stock option cannot exceed 10 years and in the case of any ISO granted to a 10% shareholder, the term of such ISO shall not exceed 5 years.

•
Stock Appreciation Rights: The right to receive the difference between the fair market value of a share on the date of exercise and the exercise price, payable in cash, shares, other securities, other awards, other property or any combination thereof.

•
Restricted Stock and Restricted Stock Units: Restricted Stock means an award that entitles the recipient to receive shares or cash after a period of restriction. They are subject to substantial risk of forfeiture and restrictions on their sale or other transfer by the Participant. RSUs confer the right to receive shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Compensation Committee.

•
Performance Shares and Performance Units: An award, denominated in either shares or U.S. dollars, which is earned during a specified performance period subject to the attainment of performance criteria.

•	Other Stock Awards: An award of shares or an award that is based in whole or in part on the value of a share payable in shares, cash, other securities, or other property.

Performance Criteria:
Performance measures are objectives established by the Compensation Committee for Participants to be eligible to receive certain awards under the Plan. Performance objectives may be based on Company-wide, affiliate, divisional, project team, and/or individual performance and may be expressed in terms of attaining a specified level or a percentage or absolute increase or decrease in the particular objective, and may involve comparisons to historical results. The performance objectives may be applied to the performance of the Company relative to a market index, a peer group of other companies or a combination thereof. The Compensation Committee may further specify a minimum acceptable level of achievement below which no award payment will be made or vesting will occur.

•
The performance objective(s) with respect to any performance-based award may include any one or more of the following objectives, as established by the Compensation Committee: earnings per share; net income or net operating income (before or after taxes and before or after extraordinary items); sales, revenues or expenses; cash flow return on investments; earnings before or after taxes; earnings before interest, taxes, depreciation and amortization (“EBITDA”); gross revenues; gross margins; share price including, but not limited to, growth measures and total shareholder return; economic value added; debt reduction; market share; revenue growth; cash flow; increase in customer base; return on equity, assets, capital or investment; working capital; net margin; earnings before interest, taxes, depreciation, amortization and rent expense (“EBITDAR”); headcount; sales per dollar of salaried/hourly wage expense; material costs, labor, overhead, delivery, selling, general, and administrative expenses, interest, amortization, and other expenses; sales dollar content per manufactured housing and recreational vehicle units shipped; gross margin per customer; return on total assets; return on fixed assets; accounts receivable turns; days sales in accounts receivable; inventory turns; days inventory on hand; operating and investing cash flows; leverage ratio; fixed charge ratio; and capital expenditures.

•
Performance measures may exclude certain types or categories of extraordinary, unusual or non-recurring items, including the dilutive effects of acquisitions or joint ventures, restructuring and/or other nonrecurring charges, the effects of changes to generally accepted accounting principles (“GAAP”) required by the Financial Accounting Standards Board, International Financial Accounting Standards (“IFRS’), or any other standard setting body, the impact of any “extraordinary items” as determined under GAAP or IFRS or any other standard setting body, the effect of any change in outstanding shares due to any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends, and any other unusual, non-recurring gain or loss or other extraordinary item.

•
The Compensation Committee may reduce, but may not increase, the number of shares deliverable, or the amount payable, under any award that is contingent on achievement of one or more performance objectives after the objectives are satisfied.

Other Provisions:

•
Shares covered by an award granted under the Plan are not counted as used, unless actually issued and delivered to a Participant. In addition, shares exchanged by a Participant in payment of the exercise price, retained by the Company pursuant to a tax withholding election, covered by an award settled in cash, or withheld by the Company in connection with an award which is net-settled, are available for future awards under the Plan.

•	If an award expires, is terminated, surrendered, or canceled without having been exercised in full, or is otherwise forfeited, then the unissued shares are available for future awards.

•
Awards may be granted in substitution for stock and stock based awards of another company (an “Acquired Company”) in connection with a merger, consolidation or similar transaction involving such Acquired Company and the Company or an Affiliate, or the acquisition of property or stock of the Acquired Company. Such awards are not counted against the share limitations set forth in the Plan.

•
The Plan does not provide any Participant the right to continue as an employee, consultant or director of the Company and a Participant does not have any rights as a shareholder unless shares are actually issued.

•	Rights under the Plan are not assignable by a Participant, except by will or by the laws of descent and distribution, unless otherwise determined by the Compensation Committee.

•	No award granted under the Plan will be transferred for value.

•
The Participant or beneficiary is responsible for paying any federal, state, and local income or employment tax due on any award, and the Company is not liable for any interest or penalty that a Participant or beneficiary incurs by failing to pay any tax.

•
An award agreement may include restrictions on resale of shares or other disposition, provisions for the acceleration of vesting and/or exercisability of awards or for the cancellation of awards upon a change in control of the Company, and provisions to comply with applicable laws.

•	The costs of administering the Plan are paid by the Company.

•	The repricing of options or SARs without shareholder approval is prohibited.

•	The Plan and any subsequent amendments are governed by the laws of the State of Indiana, without regard to its conflict of laws principles.

•	The Compensation Committee may establish one or more sub-plans under the Plan, including sub-plans to satisfy blue sky, securities, and/or tax laws.

Amendment or Termination of the Plan:

•	The Company reserves the right to amend the Plan.

•	The Board or the Compensation Committee may at any time amend, alter, suspend, or terminate the Plan, without the consent of the Participants or beneficiaries.

•
No amendment or termination may be made without shareholder approval that would increase the maximum number of shares that may be issued under the Plan (except for adjustments permitted under the Plan), change the class of eligible Participants, permit the repricing of outstanding options or SARs or otherwise require shareholder approval. No amendment or termination may terminate or adversely affect any right of a Participant under an award without the Participant’s consent, except as necessary to comply with changes in law or accounting rules applicable to the Company.

Effective Date:

•	The amendment to the Plan will be effective as of May 17, 2017, if approved by shareholders.

Federal Income Tax Consequences
The following is a brief summary of some of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on April __, 2017. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended as tax guidance to Participants in the Plan.

Tax Consequences to Participants:
Nonqualified Stock Options. In general, no income will be recognized by an optionee at the time a nonqualified stock option is granted. At the time of exercise of a nonqualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise. At the time of the sale of shares acquired pursuant to the exercise of a nonqualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held post-exercise.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the date of exercise, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares in a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the Participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a Participant in connection with the grant or vesting of a SAR. When the SAR is exercised, the Participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the Participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the Participant.

Restricted Stock Units. No income generally will be recognized upon the award or vesting of RSUs. The recipient of an award of RSUs generally will be subject to tax at ordinary income rates on the amount of cash received or the fair market value of unrestricted shares received, measured as of the date that such shares are transferred to the Participant under the award (reduced by any amount paid by the Participant for such restricted stock units), and the capital gain/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

Other Stock Awards. No income generally will be recognized upon the grant of other stock awards. Upon payment of other awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

Tax Consequences to the Company:
To the extent that a Participant recognizes ordinary income in the circumstances described above, the Company will generally be entitled to a corresponding compensation expense deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Vote Required
Proposal 4 requires the affirmative vote of a majority of the votes cast, provided a quorum (50% of the outstanding shares of common stock) is present.

The Board of Directors unanimously recommends a vote FOR approval of the amendment to increase the number of shares available for grant under the Patrick Industries, Inc. 2009 Omnibus Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 24, 2017 (the record date), information concerning shareholders known to us as having beneficial ownership of more than five percent of our outstanding common stock and information with respect to the stock ownership of all of our directors, named executive officers, and all of our directors and executive officers as a group. The address of each director and named executive officer listed below is 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana, 46515-0638, except as otherwise provided.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned		Percent of Class
Five Percent Shareholders:
Blackrock, Inc. 55 East 52nd St. New York, NY 10055	1,633,297	(1)	9.7%
RBC Global Asset Management (U.S.) Inc. 50 South Sixth Street Suite 2350 Minneapolis, MN 55402	1,606,747	(2)	9.6%
Jeffrey L. Gendell C/o Tontine Capital Management, L.L.C. One Sound Shore Drive Suite 304 Greenwich, CT 06830	896,439	(3)	5.3%

Directors:
Walter E. Wells	45,904		*
Paul E. Hassler	51,575		*
Joseph M. Cerulli (4)	27,124		*
John A. Forbes	17,898		*
Michael A. Kitson	11,681		*
M. Scott Welch	23,572		*

Named Executive Officers:
Todd M. Cleveland (5)	492,424		2.9%
Andy L. Nemeth	84,193		*
Jeffrey M. Rodino	78,826		*
Joshua A. Boone	8,195		*
Courtney A. Blosser	28,314		*

All Directors, Named Executive Officers and other executive officer as a group (12 persons) (5)	878,706		5.2%

* Less than 1%.

(1)	Information based on the Schedule 13G filed by Blackrock, Inc. on January 11, 2017.

(2)	Information based on the Schedule 13G filed by RBC Global Asset Management (U.S.) Inc. on February 10, 2017.

(3)
Information based on the Form 4 filed jointly by Tontine Capital Management, L.L.C. (“TCM”), Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Overseas Master Fund II, L.P. (“TCP 2”), Tontine Associates, L.L.C. (“TA”), Tontine Asset Associates, L.L.C. (“TAA”) and Jeffrey L. Gendell on February 13, 2017. Includes 633,698 shares owned directly by TCP, 140,382 shares owned directly by TCM, and 122,359 shares owned directly by TA.

Mr. Gendell is the managing member of TCM and TAA, the general partners of TCP and TCP 2, respectively, and of TA, which serves as the fund manager of certain investment funds affiliated with Tontine, and has shared voting and dispositive power over these shares. All of these shares may be deemed to be beneficially owned by Mr. Gendell. He disclaims beneficial ownership of the shares owned by Tontine, except to the extent of his pecuniary interest therein.

(4)
Mr. Cerulli is employed by a Tontine-related entity. He disclaims beneficial ownership of the shares beneficially owned by Tontine described in footnote (3) above, except to the extent of his pecuniary interest therein.

(5)	Includes 99,996 stock options and 35,201 net stock appreciation rights which are exercisable within 60 days of the record date.

CORPORATE GOVERNANCE
The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders. The Board expects to review its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics, and various Committee Charters, all of which were updated in accordance with the listing standards of the NASDAQ Stock Market and the SEC rules, at least every two years or as it deems appropriate.
Board Membership
As of the date of this Proxy Statement, the Board has eight members. Except for Mr. Cleveland, our Chief Executive Officer, and Mr. Nemeth, our President, no director is an employee.
Mr. Cerulli has been employed by a Tontine-related entity since January 2007. As such, Mr. Cerulli has an indirect interest in the Company’s transactions with Tontine. Mr. Cerulli began receiving compensation for his service as a member of the Board beginning in January 2009. As of March 24, 2017, Tontine beneficially owned approximately 5.3% of the Company’s outstanding common stock.

Election of Directors and Length of Board Term
Directors are currently elected for a one-year term at the Annual Meeting of Shareholders.
Board Committees
The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominations Committee. Each Committee has a committee chairman and a written charter.
Shareholder Communications
Shareholders may send communications to members of the Board by sending a communication to the Board and/or a particular member c/o Joshua A. Boone-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Communications intended for independent directors should be directed to the Chairman of the Corporate Governance and Nominations Committee.

Code of Ethics
We have a code of ethics that applies to all of our employees, officers and directors.
Access to Corporate Governance Documents
The charters of our Audit, Compensation, and Corporate Governance and Nominations Committees, our Corporate Governance Guidelines, and our Code of Ethics are all available on our website at www.patrickind.com, or by writing to:
Patrick Industries, Inc.
Attn: Joshua A. Boone, Secretary
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
Board Meetings and Attendance
The Board and Board Committees hold regular meetings on a set schedule and may hold special meetings and act by written consent from time to time as necessary or appropriate. The Board had four regular meetings in 2016. Additionally, the

Board participated in eight special meetings in 2016 which included periodic update calls with the Chief Executive Officer, President, and Chief Financial Officer. In 2016, each director attended at least 75% of the meetings of the Board and the Board Committees on which he served. All directors, with the exception of Joseph M. Cerulli, attended the most recent Annual Meeting of Shareholders which was held on May 18, 2016. We expect all Board members to attend the 2017 Annual Meeting, but from time to time, other commitments may prevent all directors from attending each meeting.

Executive Sessions of Independent Directors
The Board and Board committees regularly meet in executive session without the presence of any non-employee directors or representatives. There was no lead independent director designated to preside over the executive sessions of the Board in 2016. Any independent director can request additional executive sessions. The independent directors met in executive sessions four times in 2016.
Five of the eight members of the Board have been designated by the Board as independent directors. In general, the Board determines whether a director is independent by following the guidelines of the NASDAQ Stock Market and the SEC rules and regulations. The Board has determined that the independent directors are Joseph M. Cerulli (except for purposes of the Audit Committee and the Compensation Committee), John A. Forbes, Michael A. Kitson, M. Scott Welch and Walter E. Wells.

Board Leadership Structure and Risk Oversight
The Company maintains separate positions for the Chairman of the Board (“Chairman”) and for the Chief Executive Officer. The Board believes this leadership structure has enhanced the Board’s oversight of and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our shareholders, and our overall corporate governance. Mr. Hassler serves as Chairman and Mr. Cleveland is the Chief Executive Officer.

The Board has delegated its risk oversight responsibilities to the Audit Committee, as described below under the heading “Audit Committee.” In accordance with the Audit Committee’s Charter, each of our senior financial and accounting professionals reports directly to the Audit Committee regarding material risks to our business, among other matters, and the Audit Committee meets in executive sessions with each professional and with representatives of our independent registered public accounting firm. The Audit Committee Chairman reports to the full Board regarding material risks as deemed appropriate.

Director Qualifications and Director Diversity
The Board seeks a diverse group of candidates who possess the background, skills and expertise and the highest level of personal and professional ethics, integrity, judgment and values to represent the long-term interests of our Company and its shareholders. To be considered for membership on the Board, a candidate should possess some or all of the following major attributes:

•	Breadth of knowledge about issues affecting the Company and the industries/markets in which it operates;

•	Significant experience in leadership positions or at senior policy-making levels and an established reputation in the business community;

•	Expertise in key areas of corporate management and in strategic planning;

•	Financial literacy and financial and accounting expertise; and

•	Independence and a willingness to devote sufficient time to carry out his or her duties and responsibilities effectively and assume broad fiduciary responsibility.

The Corporate Governance and Nominations Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates. However, as part of its annual self-evaluation under our Corporate Governance Guidelines, the Board considers whether the level of diversity of its members is appropriate, and the Corporate Governance and Nominations Committee takes the outcome into account when identifying and evaluating director candidates.

Consideration of Director Candidates - Corporate Governance and Nominations Committee Processes
The Corporate Governance and Nominations Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chairman of the Corporate Governance and Nominations Committee, c/o of the Secretary of Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. In order for a shareholder to nominate a candidate for director, under our By-laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at our principal executive office not less than 20 days or more than 50 days prior to the next Annual Meeting of Shareholders. Notice of nomination must include the name, address and number of shares owned by the person submitting the nomination; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any). The nominee’s consent to be elected and serve must be submitted. The Corporate Governance and Nominations Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.
As provided in its Charter, the Corporate Governance and Nominations Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualification of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members, and by shareholders. The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company, and who represent the best interests of shareholders as a whole and not any specific group or constituency.
The Committee will consider a candidate’s qualifications and background, including responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical and financial background or professional qualification, diversity of background and personal experience, and any other public company boards on which the candidate is a director. The Committee will also consider whether the candidate would be “independent” for purposes of the NASDAQ Stock Market and the SEC rules and regulations by our Board. The Committee may, from time to time, engage the services of a professional search firm to identify and evaluate potential nominees.
Board Committee Responsibilities and Related Matters
The Board has delegated certain responsibilities and authority to each Board Committee as described below. At each regularly scheduled Board meeting, each Board Committee Chairman (or other designated Board Committee member) reports to the full Board on his Board Committee’s activities.
Audit Committee
The Board has an Audit Committee, which for 2016, was comprised of Michael A. Kitson (Chairman), John A. Forbes, M. Scott Welch and Walter E. Wells. The Audit Committee met 13 times in 2016. These meetings included conference calls with management to review quarterly earnings releases and SEC filings prior to their issuance. The primary responsibilities of the Audit Committee include:

•	Oversight responsibilities related to potential material risks to the business including, but not limited to, credit, liquidity and operational risks;

•	Recommending to the Board the independent accountants to be employed for the purpose of conducting the annual audit of our financial statements;

•	Discussing with the independent accountants the scope of their examination;

•	Reviewing our financial statements and the independent accountants’ report thereon with our personnel and the independent accountants;

•	Inviting the recommendations of the independent accountants regarding internal controls and other matters; and

•	Approving all non-audit services provided by the independent accountants and reviewing these engagements on a per occurrence basis.

The Audit Committee’s report is provided on pages 6 and 7 of this Proxy Statement.
The Board has determined that each of the members of the Audit Committee is independent as defined in the NASDAQ listing standards and relevant SEC rules, and meets both the qualifications required to be an audit committee financial expert and the financial sophistication requirements contained in the NASDAQ listing standards.
For a more detailed list of the roles and responsibilities of the Audit Committee, please see the Audit Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.
Compensation Committee
The Board has a Compensation Committee, which for 2016, was comprised of Walter E. Wells (Chairman), John A. Forbes, Michael A. Kitson and M. Scott Welch. The Compensation Committee met five times in 2016. The primary responsibilities of this Committee include:

•	Reviewing and recommending to the independent members of the Board the overall compensation programs for the officers of the Company;

•	Oversight authority to attract, develop, promote and retain qualified senior executive management; and

•	Oversight authority for the stock-based compensation programs.
In its oversight of executive officer compensation, the Compensation Committee seeks assistance from our management and our independent compensation consultant, Willis Towers Watson, as further described below under the heading “Compensation Discussion and Analysis - Compensation of Executive Officers and Directors”. Willis Towers Watson’s fees are approved by the Compensation Committee. Willis Towers Watson provides the Compensation Committee with data about the compensation paid by our peer group and industry benchmark groups, updates the Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction, and is available to advise the Compensation Committee regarding all of its responsibilities, including best practices and market trends in executive compensation. Our Compensation Committee has assessed the independence of Willis Towers Watson pursuant to SEC and NASDAQ listing rules and determined that their work did not give rise to any conflicts of interest. The Compensation Committee’s report is provided on page 36 of this Proxy Statement.
The Board has determined that each of the current members of the Compensation Committee is independent as defined in the NASDAQ listing standards and our Corporate Governance Guidelines. For a more detailed list of the roles and responsibilities of the Compensation Committee, please see the Compensation Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.
Compensation Committee Interlocks and Director Participation
During 2016, no executive officer served on the Board or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2016.
Corporate Governance and Nominations Committee
The Board has a Corporate Governance and Nominations Committee, which for 2016, was comprised of John A. Forbes (Chairman), Joseph M. Cerulli, Michael A. Kitson, M. Scott Welch and Walter E. Wells. This Committee met four times in 2016. The primary responsibilities of this committee include:

•	Assist the Board in identifying, screening, and recommending qualified candidates to serve as directors;

•	Recommend nominees to the Board to fill new positions or vacancies as they occur;

•	Review and recommend to the Board the compensation of directors;

•	Recommend to the Board nominees for election by shareholders at the annual meeting; and

•	Review and monitor corporate governance compliance as well as recommend appropriate changes.
The Board has determined that each of the current members of the Corporate Governance and Nominations Committee is independent as defined in the listing standards of the NASDAQ stock exchange and our Corporate Governance Guidelines. For a more detailed list of the roles and responsibilities of the Corporate Governance and Nominations Committee, please see the Corporate Governance and Nominations Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that certain of our officers, directors and 10% shareholders file with the SEC an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our common stock. Based solely on our review of such forms and written representation from the directors and officers that no other reports were required, we are unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 2016.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the executive compensation tables and corresponding footnotes that follow. The discussion focuses on the compensation program approved by the Board for the 2016 fiscal year for the Named Executive Officers (“NEOs”).

Named Executive Officers included in the 2016 CD&A
•	Todd M. Cleveland - Chief Executive Officer (CEO)
•	Andy L. Nemeth - President
•	Jeffrey M. Rodino - Chief Sales Officer (CSO) and Executive Vice-President of Sales
•	Joshua A. Boone - Chief Financial Officer (CFO), Vice President of Finance, and Secretary-Treasurer
•	Courtney A. Blosser - Chief Human Resources Officer (CHRO) and Executive Vice President of Human Resources

Effective January 1, 2016, Andy L. Nemeth assumed the position of President of the Company. This position was previously held by Mr. Cleveland from May 2008 through December 31, 2015. Mr. Cleveland continued in his role as CEO. In addition, Joshua A. Boone, the previous Director of Corporate Finance of the Company, assumed the position of CFO, effective January 1, 2016. For additional details, see footnotes 8, 9 and 11 to the “Summary Compensation Table” on page 29.

2016 Executive Compensation Plan Highlights:

•	No increase to base compensation for the CEO position
•	Increase to base compensation for the other NEOs
•	No change to Short-Term Incentive plan architecture
•	No change to Long-Term Incentive plan architecture
•	No change to CEO Short-Term and Long-Term Incentive plan payout targets
•
Short-Term Incentive plan and Long-Term Incentive plan payout targets increased year-over-year for other NEOs to reflect Company revenue scope change and market competitive position for Total Target Direct compensation.

•	Performance and Retention Grant initiated for Messrs. Nemeth, Rodino and Blosser
•	No other changes year-over-year to the Executive Compensation Plan.

Compensation Discussion and Analysis for Executive Officers
We believe that the compensation plan as it relates to our NEOs and other executives should be aligned with the Company’s short-term and long-term organizational strategic agenda and its operating performance and cash flows, and assure appropriate management ownership in the Company. Messrs. Cleveland, Nemeth, Rodino, Boone and Blosser comprise our “Named Executive Officers” or “NEOs”, as such term is used under SEC rules. Our philosophy and objectives are to provide a comprehensive market competitive compensation program designed to attract, retain and motivate the best qualified talents from inside and outside the industry and to align the interests of our senior management team with the interests of our shareholders, both short-term and long-term. We utilize a performance management system which is designed to drive decisions by senior management to facilitate a ‘Customer 1st-Performance-Based’ culture. Our performance management system links compensation to achieving or exceeding certain objectives based on our short-term and long-term goals. In order to meet these objectives, the Compensation Committee has met numerous times over the past year and has conducted independent benchmark studies and analyses to develop a comprehensive performance and rewards compensation strategy as it relates to our NEOs and other executives. See “Plan Components” discussion below.

Executive Compensation Decisions -
Participants and Roles, Plan Factors, Plan Components and Benchmark Sources
Participants and Roles

COMPENSATION COMMITTEE
●     Reviews and approves, with input from our management team and external advisors, the Company’s executive compensation and benefits programs, including the NEOs.

●     Provides annual and ongoing review, discussion, analysis and recommendations regarding the evaluation of the execution of the performance plan for the NEOs against defined business objectives.

INDEPENDENT COMMITTEE CONSULTANT
●     Provides published survey data, peer group proxy data and analysis and consultation to the Compensation Committee on executive and non-
       employee director compensation.

●    Establishes and maintains an independent perspective to avoid any conflicts of interests while working directly for the Compensation
       Committee unless the Committee has pre-approved any work to be conducted with management for review by the Committee and approval by the Board.

CHIEF EXECUTIVE OFFICER and CHIEF HUMAN RESOURCES OFFICER
●    When requested by the Compensation Committee, provides executive compensation and benefit plan input related to the performance management structure and provides support on compensation and benefit program design and implementation, and compliance and disclosure requirements.

●    The CEO evaluates the performance plans of the President, CSO, CFO,
      CHRO and other executives in accordance with the Board approved plan.

Plan Factors

There are several key factors the Compensation Committee considers when recommending plan-year executive compensation decisions:

•	NEOs’ roles, position scope, experience, skill set, and performance history;

•	The external market for comparable roles;

•	The current and expected business climate; and

•	The Company’s financial position and operating results.

Plan Components

The Compensation Committee utilizes its own judgment in approving the components of compensation, benefits, and plan targets for the NEOs. The committee further reviews and approves compensation including base compensation, targets, thresholds, and maximums of short-term and long-term incentive compensation. In addition, the Compensation Committee utilizes a third party compensation consulting firm, Willis Towers Watson, to provide relevant compensation benchmarks for the NEOs and other key leadership roles as well as plan design review and input.  The most recent shareholder advisory vote taken in connection with our Annual Meeting of Shareholders that was held on May 18, 2016, is taken into consideration by the Company’s Compensation Committee with respect to the acceptability of the plan.  In the case of the latest vote in 2016, the plan decisions were approved, thereby providing further validation to the executive compensation decisions and policies.  The Compensation Committee takes the shareholder advisory voting results, along with any other shareholder input on executive compensation, into consideration as one of several decision points in its executive compensation decision making process for each plan year.

Fiscal Year 2016 Peer Group
As described under “Plan Components,” an important factor in establishing executive compensation is the external market for comparable roles. Patrick’s benchmark peer group for the period ended December 31, 2016 consisted of the following companies: American Woodmark Corporation, Apogee Enterprises, Inc., Builders First Source, Inc., Cavco

Industries, Inc., Gilbraltar Industries, Inc., LCI Industries (formerly known as Drew Industries Incorporated), Mueller Industries, Inc., Shiloh Industries, Inc., Simpson Manufacturing Co. Inc., Standard Motor Products, Inc., Standex International, Inc., Stoneridge, Inc., Superior Industries International, Inc., Tower International, Inc., Trimas Corporation, Wabash National Corporation and Winnebago Industries, Inc. In addition, the Compensation Committee utilized data from an index of Durable Goods Manufacturing companies provided by Willis Towers Watson, our independent compensation committee consultant.

Fiscal Year 2016 Company Financial Performance Summary
The 2016 performance plan year reflected continued overall positive economic conditions, the growth of our core business markets (Recreational Vehicles, Manufactured Housing and Industrial) and the continued focused execution of the Company’s strategic initiatives and capital allocation strategy in accordance with our strategic plan. As our business plan was executed, the Company continued to grow both organically and through acquisitions during 2016. The Company continued to execute on a Company-wide market and performance-based rewards platform consistent with achieving and exceeding our planned and targeted operating results, including seven consecutive years of revenue growth and net income growth (on an adjusted basis as described in the footnote to the chart below) for the NEOs and all performing team members.

(1)	2012 excludes the benefit of the income tax credit associated with net operating losses of $6.8 million.

Fiscal Year 2016 Executive Compensation

Compensation and Benefits Components	Description and Purpose
Base Salary	Cash payments reflecting a market competitive position for performance of functional role.
Short-Term Incentives
Lump sum cash payments reflective of approved pay-for-performance plan and the relative achievements of the business and individual performance objectives. The Board reserves the right at any time to award discretionary bonuses to senior management based on outstanding performance or other factors.

Long-Term Incentives
Stock vehicle grants reflecting approved pay-for-performance plan and the relative long-term achievement of the business performance plans as well as the Company’s desire to retain high performing talent and align the interests of senior management with shareholder interests.

Executive Health and Welfare Benefits	We do not have health and welfare benefits outside the scope of our standard plans for all employees.
Voluntary Deferred Compensation Plan
Voluntary deferred compensation plan whereby highly compensated individuals can elect to voluntarily defer all or a portion of their wages in any given year subject to applicable laws and restrictions. Designed to supplement market competitive position and further drive retention of key executives.

Other Compensation
Other compensation includes automobile allowance, Company contributions pursuant to the Patrick Industries, Inc. 401(k) Plan, and Company contributions to individual Health Savings Accounts and health club reimbursement pursuant to the Company’s general health and wellness program.

Executive Retirement Plan	Supplemental executive retirement program based on a formula of base wages, service and other criteria designed to retain key senior talent.
Severance Benefits	We provide reasonable and customary transition support aligned to market benchmark data.

Compensation Components – Mix and Levels

Base Salary

The Compensation Committee reviews and approves the base salaries of the NEOs each year, as well as at the time of promotion, change in job responsibilities, or any other change deemed to be a material event. Base salaries are set during the first quarter of each year. The Compensation Committee sets the salary for the CEO and approves the base salaries for the other NEOs based on recommendations by the CEO.
When determining base salary adjustments for its NEOs, the Compensation Committee considers a combination of (1) peer group data, (2) market data, including industry norms and benchmarking data from companies of similar size and scope, and (3) outstanding Company and individual performance. In general, the Compensation Committee targets the 25th - 50th percentile of the Company’s peer group in determining base salaries and the 75th - 100th percentile of the Company’s peer group for determining short-term incentive compensation.
The Board maintained the base salary for the CEO at the same level for 2014, 2015 and 2016, and for the other NEOs for 2014 and 2015. In 2016, the base salaries for Messrs. Nemeth, Rodino, Boone and Blosser were increased as shown below. The following table summarizes the 2015 and 2016 base salaries as approved by the Board for the NEOs:

Name	2015 Base Salary - 1/1/15	2016 Base Salary - 2/29/16	% Increase - 2/29/2016
Todd M. Cleveland	$550,000	$550,000	—%
Andy L. Nemeth	265,000	425,000	60.4%
Jeffrey M. Rodino	275,000	350,000	27.3%
Joshua A. Boone	175,000	210,000	20.0%
Courtney A. Blosser	210,000	235,000	11.9%

Mr. Nemeth’s increase is reflective of no base salary increase in 2015 and his promotion to President for the 2016 plan year. Mr. Rodino and Mr. Blosser’s increase is reflective of no base salary increase in 2015 and the recognition of role scope change relative to market and performance. Mr. Boone’s increase is reflective of his promotion to Vice President of Finance and CFO for the 2016 plan year. Mr. Boone’s base compensation was further adjusted from $210,000 on February 29, 2016 to $245,000 on August 22, 2016.

Non-Equity Incentive Plan Awards

The Annual Non-Equity Incentive Plan Awards (“Short-Term Incentives” or “STIs”) are reviewed and approved each year and are based on the achievement of a combination of the Company’s financial results and the individual’s performance against defined objectives. Several key components were considered in the development of the 2016 STI plan to align the STIs with shareholder interest by measuring the Company’s financial performance and the individual’s performance in support of the Company’s short- and long-term strategies. These components include:

•	Company performance (70% weighting), which is measured by the Company’s Net Income performance;

•	Individual performance (30% weighting), which is measured by actions and initiatives related to four strategic objectives linked to the Company’s organizational strategic agenda for the plan year.
For each of the NEOs, a target STI award is established as a percentage of base salary. The portion of the STI award that is tied to individual performance is based on the Compensation Committee’s assessment of an individual’s performance against defined objectives (30% weighting), with the NEOs each receiving an individual performance rating ranging from 0.0 to 5.0. The Company performance component of the STI award is based upon the Company’s Net Income achieved relative to target Net Income (70% weighting), with the actual results correlated to established performance targets and corresponding payout thresholds. The threshold Company Net Income performance is 75% of target Net Income and the maximum Company Net Income performance is capped at 120% of target Net Income. The threshold, target and maximum performance metrics for the 2016 STI plan are outlined below:

2016 STI Award Component	Threshold Performance	Target Performance	Maximum Performance
Company Performance (Net Income) (1)	($39.013MM)	($52.017MM)	($62.420MM)
Individual Rating	2.5	3.5	5.0
Payout as a Percentage of Target Award	50%	100%	200%

(1)	All Net Income targets are net of the contributions of 2016 acquisitions.
If an individual’s performance rating is below the threshold rating of 2.5, such individual is not eligible for an STI award regardless of Company performance. If the Company’s Net Income performance is below the threshold Company performance ($39.013 million for 2016), no individual is eligible for that performance plan year’s annual STI award regardless of individual performance.

The individual rating corresponds to a payout as a percentage of the target award ranging from 50% (threshold) to 200% (maximum), and the Company performance is translated into a payout as a percentage of the target award ranging from 50% (threshold) to 200% (maximum). The individual and Company payout percentages are multiplied by the weighted payout (70% Company performance, 30% individual performance) to establish an aggregate payout as a percentage of the target payout, which is then multiplied by the target STI award to determine the actual dollar award. The range of potential 2016 aggregate payout percentages of the target STI award was as follows:

•	Threshold individual and Company performance - 50%

•	Target individual and Company performance - 100%

•	Maximum individual and Company performance - 200%

The Company achieved plan adjusted fiscal 2016 Net Income of $51.712 million (net of acquisitions) which equated to 99.4% of the target Company performance. When combined with the individual performance rating for each NEO, the actual STI award payouts for 2016 were as follows:

Name	2016 Base Salary ($)	Target Award as a % of Base Salary (1)	Target STI Award ($)	Actual Award Amount as a % of Target Award	Actual 2016 STI Award Payout ($)
Todd M. Cleveland	$550,000	163.6%	$900,000	109.2%	$982,800
Andy L. Nemeth	425,000	170.6%	725,000	106.7%	773,575
Jeffrey M. Rodino	350,000	157.1%	550,000	104.2%	573,100
Joshua A. Boone	210,000	89.3%	187,500	106.7%	200,063
Courtney A. Blosser	235,000	106.4%	250,000	104.2%	260,500

(1)
The target award as a percentage of base salary for the NEOs was determined by the Compensation Committee and applied to the base salary in effect as of February 29, 2016. An increased target award as a percentage of base salary was established for each NEO (exclusive of the CEO) in 2016 in alignment with the Company’s “pay-for-differentiated-performance” philosophy, market competitive positions for earned payout and further enhancement of the pay-at-risk for each NEO.

While these targets were used in fiscal year 2016, the Compensation Committee reserves the right to modify, cancel, change or reallocate any components of this calculation or criteria at any time.
Each NEO’s individual performance rating takes into account four strategic performance objectives in assessing the personal performance of the NEOs named in the Summary Compensation Table for 2016. The four strategic objectives are specific for each NEO and are linked to the Company’s strategic plan and that year’s organizational strategic agenda and include, among others: (1) improving the revenue and profitability of business units under the leadership and control of the NEO; (2) the introduction of new product lines and product line extensions to achieve target revenue growth levels and market share; (3) the ongoing evaluation of strategic opportunities related to our capital allocation strategy and the execution of those opportunities, as appropriate; and (4) objectives linked to developing and managing talent consistent with the Company’s values, and enhancing and developing the leadership capabilities of the Company’s future leaders.

The individual objectives for the NEOs are initially developed for each NEO by the Compensation Committee to guide their planned respective contribution toward the Company’s strategic and financial goals for the plan year, and reviewed and approved by either the CEO or by the Board, in the CEO’s case.

In assessing the NEOs’ individual performance, the Compensation Committee is provided with detailed quantitative and qualitative documentation substantiating individual performance against each individual objective. The Compensation Committee looks to the CEO’s performance assessments of the other NEOs and his recommendations regarding a performance rating for each, as well as input from the non-management Board members. These recommendations may be adjusted by the Compensation Committee prior to finalization. The personal performance assessment of our CEO is determined by the Compensation Committee with input from members of the Board.

While the achievement of corporate objectives is quantified with an individual rating, each NEO’s relative contribution to those objectives is only one qualitative component against which the individual’s performance is assessed by the Compensation Committee. Based upon their individual achievements, as evaluated by the Compensation Committee, and by the CEO for Messrs. Nemeth, Rodino, Boone and Blosser, the individual performance rating achieved by each of these four NEOs exceeded the target performance rating of 3.5 set by the Compensation Committee.
Long-Term Incentive Plan
We believe that long-term incentive compensation represents an appropriate motivational tool to achieve certain long-term Company goals and closely align the interests of our management team with those of our shareholders. Our Executive officers participate in our long-term incentive plan (“LTIP”) as a result of their ability to make a significant contribution to the Company’s financial performance, their level of responsibility, their ability to meet performance objectives, and their leadership potential and execution.

In 2016, the Compensation Committee established a Board approved pay-for-performance based Long-Term Incentive Plan (“2016 LTIP”) for the NEOs. The 2016 LTIP utilizes a long-term incentive target award, which is established as a percentage of base compensation for each of the NEOs. The target award is comprised of a restricted share award (80% of which is performance-contingent and 20% of which is time-based). In determining the number of shares comprising the restricted share award, the target value of the restricted share component is divided by the stock price per share as established by the Board for the particular plan year, reflecting the trading price range of the common stock preceding the grant date ($39.00 for the 2016 LTIP award). The awarded target shares vest over a three-year time/performance period. Time-based shares cliff vest at the conclusion of the three-year period from the grant date. The performance contingent shares are earned based on the achievement of three-year cumulative Company EBITDA performance (2016-2018) against target up to a maximum payout of 150% of target. The 2016 LTIP reflects the Company’s “pay-for-differentiated-performance” philosophy through the continued use of a performance dependent upside potential for performance in excess of target levels. The target as a percentage of base compensation was increased for all NEOs in alignment of the Company’s “pay-for-differentiated-performance” philosophy, market competitive positions for earned payout and enhancement of the pay-at-risk for each NEO.
The table below shows a sample calculation of 2016 LTIP award components:

Base Salary ($)	Target Award as a % of Base Salary	Target Award ($) (1,154 Restricted Shares @ $39.00 per share)	Restricted Shares Target Award - Performance-Contingent (80%) (Shares @ $39.00 per share)	Restricted Shares Target Award - Time-Based (20%) (Shares @ $39.00 per share)
$150,000	30%	$45,000	923	231

The restricted share award is divided into (1) restricted shares with time-based vesting (“Time-Based Shares”) and (2) restricted shares with performance-based vesting (“Performance-Contingent Shares”). The Compensation Committee believes that the use of Time-Based Shares and Performance-Contingent Shares aligns the NEOs’ focus with the Company’s long-term financial performance objectives and assures that significant retention value of the granted equity is maintained for each NEO. The 2016 LTIP restricted share component is further defined below:
2016 LTIP Restricted Share Component:

•	Time-Based Shares - 20% of the shares comprising the restricted share award are Time-Based Shares with a three-year cliff vesting period.

•	Performance-Contingent Shares - 80% of the shares comprising the restricted share award are Performance-Contingent Shares; award vesting is contingent upon achieving the Company’s cumulative EBITDA performance versus target EBITDA over a three-year measurement period.
For the Performance-Contingent Shares, the Company’s cumulative three-year EBITDA performance is placed on a scale ranging from 0.0 to 5.0, with threshold EBITDA performance of 80% of target EBITDA (a 2.0 rating) and maximum Company EBITDA performance of 120% of target EBITDA (a 5.0 rating). The threshold, target and maximum performance metrics for the 2016 LTIP are outlined below:

Plan Component	Threshold EBITDA Performance (1) (2.0 Rating) Payout as % of target	Target EBITDA Performance (1) (3.0 Rating) Payout as % of target	Maximum EBITDA Performance (1) (5.0 Rating) Payout as % of target
Time-Based Shares	100%	100%	100%
Performance-Contingent Shares	50%	100%	150%

(1)	The Company EBITDA performance is measured as the cumulative EBITDA achieved in 2016, 2017 and 2018.

The target 2016 LTIP award components for the NEOs in 2016 were as follows:

Name	Total Target Award as a % of Base Salary	Total Target Award ($)	Target Time-Based Share Award (Shares)	Target Performance- Contingent Share Award (Shares)
Todd M. Cleveland	227.3%	$1,250,000	6,410	25,642
Andy L. Nemeth	164.7%	700,000	3,590	14,359
Jeffrey M. Rodino	128.6%	450,000	2,308	9,231
Joshua A. Boone	35.7%	75,000	385	1,539
Courtney A. Blosser	63.8%	150,000	769	3,078

Individual NEO threshold, target and maximum payouts in shares for each long-term incentive component of the 2016 LTIP are outlined below:

Name	Threshold EBITDA Performance (2.0 Rating) Component Award (Shares)	Target EBITDA Performance (3.0 Rating) Component Award (Shares)	Maximum EBITDA Performance (5.0 Rating) Component Award (Shares)
Time-Based Shares (1)
Todd M. Cleveland	6,410	6,410	6,410
Andy L. Nemeth	3,590	3,590	3,590
Jeffrey M. Rodino	2,308	2,308	2,308
Joshua A. Boone	385	385	389
Courtney A. Blosser	769	769	769
Performance-Contingent Shares (1)
Todd M. Cleveland	12,821	25,642	38,463
Andy L. Nemeth	7,180	14,359	21,539
Jeffrey M. Rodino	4,616	9,231	13,847
Joshua A. Boone	770	1,539	2,309
Courtney A. Blosser	1,539	3,078	4,617

(1)	Represents the number of shares for the threshold, target and maximum payouts for the Time-Based Shares and Performance-Contingent Shares for the 2016 LTIP award.

The Company records the estimated compensation expense over the life of the LTIP Plan Performance Period assuming the maximum payout and adjusts its estimates on a periodic basis, if required. The NEOs have all voting rights of the shares as of the date of grant and the shares will be returned to the Company in the event that performance targets or time-based vesting requirements are not achieved. The actual payout under the 2016 LTIP will be determined at the conclusion of the three-year performance period ending on December 31, 2018 (the third year in the cumulative EBITDA performance measurement period) and payment of the award will be settled in stock.
See “Potential Payments Upon Termination or Change in Control” on pages 34 to 36 payable to each of the NEOs upon termination or a change in control.

2016 NEO Company Stock Ownership Requirement
The NEOs are required to maintain a pre-defined multiple of base salary in the form of ownership of the Company’s common stock based on the Board established target price for a particular plan year that is to be achieved over a period of three years, in the event the condition is not met. The following table sets forth information about the required share value of the Company’s common stock to be owned by each NEO for the year ended December 31, 2016:

Name	2016 Base Salary	2016 Multiple of Base Salary	Required Total Share Value ($) (1)
Todd M. Cleveland	$550,000	4X	$ 2,200,000 (2)
Andy L. Nemeth	425,000	2X	850,000 (2)
Jeffrey M. Rodino	350,000	2X	700,000 (2)
Joshua A. Boone	210,000	1.5X	315,000 (3)
Courtney A. Blosser	235,000	1.5X	352,500 (2)

(1)	Inclusive of the fair value of stock options, restricted stock and restricted stock units, and PSUs awarded by the Company, and shares purchased by the NEO in the open market.

(2)	NEO’s total common stock ownership for the year ended December 31, 2016 exceeded the 2016 requirement.

(3)
NEO’s total common stock ownership for the year ended December 31, 2016 does not meet the 2016 requirement. Mr. Boone was a newly elected officer in 2016 and has three performance cycles to attain the stock ownership requirement.

Supplemental Long-Term Incentive Grant for NEOs
In 2014, in recognition of the leadership, execution and performance of Messrs. Rodino, Nemeth and Blosser throughout the Company’s five-year strategic planning period from 2009 through 2013, and in an effort to retain the proven performance capabilities and leadership talent of the three aforementioned NEOs and to provide an incentive to define, develop, drive, and establish a platform to execute the Company’s five-year strategic plan for the period from 2014 to 2018 and drive operating results, the Compensation Committee developed and recommended a Board approved Supplemental Long-Term Incentive Grant (the “Grant”) for Mr. Rodino, Mr. Nemeth and Mr. Blosser. The Grant is comprised of Performance Share Units (“PSUs”) and is directly aligned to shareholder interests of performance, growth and shareholder return. The PSUs are to be settled in shares of Patrick common stock.
Each NEO listed above will be granted a portion of their total award in the plan years of 2014, 2015 and 2016. Each Grant is scheduled to cliff vest at the conclusion of the three-year performance period and become payable as shares of common stock if the minimum threshold performance is achieved at the end of the performance period. The threshold performance of each grant is 80% of the three-year cumulative EBITDA target for the three-year periods beginning with 2014, 2015 and 2016, respectively, established under the Company’s LTIP discussed above. The payout for threshold performance is 75% of the target award (noted in the table below). The maximum performance of each grant is 125% of the three-year cumulative EBITDA target for the three-year periods beginning with 2014, 2015 and 2016, respectively, established under the Company’s LTIP. The payout for maximum performance under the plan is 125% of the target award (noted in the table below). Unvested PSUs are subject to forfeiture if Mr. Rodino’s, Mr. Nemeth’s or Mr. Blosser’s employment with the Company is terminated under certain circumstances before the PSUs vest. The Grant structure at target performance is also noted in the table below:

Name	Year 1 - 2014 PSU Grant (shares) Threshold/Target/Maximum	Year 2 - 2015 PSU Grant (shares) Threshold/Target/Maximum	Year 3 - 2016 PSU Grant (shares) Threshold/Target/Maximum
Andy L. Nemeth	6,600 / 8,801 / 11,001	6,600 / 8,800 / 11,000	6,600 / 8,800 / 11,000
Jeffrey M. Rodino	6,600 / 8,801 / 11,001	6,600 / 8,800 / 11,000	6,600 / 8,800 / 11,000
Courtney A. Blosser	3,300 / 4,399 / 5,500	3,300 / 4,400 / 5,500	3,300 / 4,400 / 5,500

 In February 2017 (the conclusion of the three-year performance measurement period for year 1), the three-year cumulative EBITDA target was achieved at the maximum performance level for the PSUs granted in 2014. Under the terms of the LTIP, the shares payout for maximum performance is 125% of the target performance or a total of 27,502 shares in the aggregate, of which Messrs. Rodino, Nemeth and Blosser vested in 11,001, 11,001, and 5,500 shares, respectively.

Performance and Retention - 2016 Stock Option and SARs Grants
In recognition of the initiation of the Company’s five-year strategic planning period of 2016 through 2020 and the need to assure the retention of the proven performance capabilities and leadership talent of certain NEO’s and other executives, the Compensation Committee developed and recommended a Board approved Long-Term Incentive Grant (the “Grant”) for Messrs. Nemeth, Rodino and Blosser. The Grant is comprised of two long-term incentive vehicles which include: (1) stock options and (2) SARs and is directly aligned to shareholder interests of performance, growth and share price appreciation. The SARs are to be settled in shares of common stock, or at the sole discretion of the Board, in cash. Unvested options and stock appreciation rights are subject to forfeiture if Mr. Nemeth’s, Mr. Rodino’s or Mr. Blosser’s employment with the Company is terminated before the options or SARs vest. The Grant structures and vesting periods are noted in the tables below:
Stock Option Grant Structure and Vesting
On September 26, 2016, the Company’s Compensation Committee approved the grant of stock options under the 2009 Omnibus Incentive Plan for the NEOs noted below at an exercise price per share of $61.43. The stock options vest pro-rata over a four-year period and have nine-year contractual terms.

Name	Stock Option Award (shares)
Andy L. Nemeth	48,960
Jeffrey M. Rodino	19,216
Courtney A. Blosser	6,208
SARs Grant Structure and Vesting
On September 26, 2016, the Company’s Compensation Committee approved the grant of SARs under the 2009 Omnibus Incentive Plan for the NEOs noted below. The SARs are divided into four tranches as noted in the table below. The SARs within each of the four tranches vest pro-rata over a four-year period and have nine-year contractual terms.

	Tranche 1	Tranche 2	Tranche 3	Tranche 4	Total SARS
Strike Price of SARS	$61.43	$71.26	$82.66	$95.89
SARs (shares) per tranche by NEO:
Andy L. Nemeth	12,240	12,240	12,240	12,240	48,960
Jeffrey M. Rodino	4,804	4,804	4,804	4,804	19,216
Courtney A. Blosser	1,552	1,552	1,552	1,552	6,208
Non-Qualified Stock Options
There were no additional non-qualified stock options granted in 2016 to the NEOs other than those described above under “Performance and Retention - 2016 Stock Option and SARs Grants.” A description of all stock awards held by the NEOs as of the end of fiscal 2016 is contained in the “Outstanding Equity Awards at December 31, 2016” table on pages 31 and 32. We reserve the right at any time to grant options under our Patrick Industries, Inc. 2009 Omnibus Incentive Plan.

Executive Retirement Plan and Non-Qualified Excess Plan

Executive Retirement Plan
As part of a long term compensation program established prior to 2007, the Company maintains a non-qualified executive retirement plan (the “Executive Retirement Plan”) for Mr. Nemeth. According to the provisions of the Executive Retirement Plan, Mr. Nemeth is entitled to receive annually 40% of his respective highest annual base wages earned in the last three years prior to retirement or termination from the Company paid over ten years in 260 consecutive bi-weekly payments. Mr. Nemeth became fully vested in the Executive Retirement Plan on May 18, 2007 pursuant to a change of control event, which occurred on May 18, 2007, as a result of the Adorn acquisition and the Company’s private placement of shares to Tontine. No new employees have been invited to participate in the Executive Retirement Plan since January 1, 2007.

Non-Qualified Excess Plan
The Company maintains a voluntary non-qualified deferred compensation plan (the “NQDC Plan”) for its key executives whereby individuals can elect at the beginning of any fiscal year to defer all or a portion of their base wages for that particular year, subject to applicable laws and restrictions. Participants are immediately vested in the plan. There were no material contributions made to the NQDC Plan in 2016.
Perquisites
We believe in a performance-based compensation and benefits package and therefore provide very few perquisites to our NEOs. We provide a car allowance to our NEOs, other executives, corporate managers, and general managers, all of which are included as taxable income.
Benefit Plans
We do not maintain separate benefit plans for our NEOs. They participate in the same health and welfare plans as all of our other general employees with the same deductibles and co-pays. The NEOs also participate in the same 401(k) retirement program as all of the other general employees.
Equity Trading Restrictions
The Company has a policy whereby the mandatory trading blackout period begins two weeks or 14 calendar days prior to the close of trading on the stock market on the last trading day of the fiscal month ending in a reporting period (March, June, September and December) and ends after the expiration of two full stock market trading days following the public release of the financial information for that reporting period. During this period, Section 16 insiders and certain management and other employees who have access to “inside” information are precluded from trading in the public market any types of Company equity securities. Additionally, the Company precludes any Section 16 insider, as defined by the SEC, Director, Officer or Employee from trading in the public market, or any other market, based on information that is not made available to the general public.

Tax and Accounting Considerations
To the extent that it is practicable and consistent with our executive compensation objectives, we seek to comply with Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder to enable us to claim the tax deductibility of performance-based compensation in excess of $1 million per taxable year to our executive officers. However, if compliance with Section 162(m) conflicts with our compensation objectives or is contrary to the best interests of our shareholders, we will pursue those objectives, regardless of the attendant tax implications. You should be aware that Section 162(m) is highly technical and complex, so that even when we seek favorable tax treatment thereunder, we cannot assure you that our tax position will prevail. We expense equity awards in accordance with Accounting Standards Codification 718 Compensation - Stock Compensation (“ASC 718”).

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation paid to our NEOs for the years ended December 31, 2016, 2015 and 2014. There were no stock options awarded to our NEOs for the years ended December 31, 2015 and 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- Qualified Deferred Compensa-tion Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Todd M. Cleveland	2016	$541,539	$—	$1,863,575	$—	$982,800	$—	$15,164	$3,403,078
Chief Executive Officer	2015	539,424	—	1,889,201	—	1,350,090	—	14,708	3,793,423
(8)	2014	555,770	490,000	1,849,015	—	806,670	—	15,220	3,716,675
Andy L. Nemeth	2016	422,475	—	1,409,072	1,590,208	773,575	14,768	16,335	4,226,433
President (9)	2015	265,000	70,029	707,312	—	489,971	14,132	15,583	1,562,027
	2014	271,730	265,000	441,132	—	215,710	13,523	16,252	1,223,347
Jeffrey M. Rodino	2016	330,865	—	1,036,381	624,131	573,100	—	12,795	2,577,272
Chief Sales Officer	2015	271,827	35,040	745,114	—	574,960	—	12,147	1,639,088
and Executive Vice	2014	276,517	150,000	449,543	—	291,410	—	12,818	1,180,288
President of Sales (10)
Joshua A. Boone	2016	219,961	—	111,882	—	200,063	—	7,829	539,735
Chief Financial Officer,
Vice President of
Finance, and Secretary-
Treasurer (11)
Courtney A. Blosser	2016	223,731	—	406,413	201,634	260,500	—	12,136	1,104,414
Chief Human Resources	2015	202,327	27,170	334,771	—	242,830	—	12,749	819,847
Officer and Executive	2014	203,537	90,000	250,379	—	142,450	—	13,042	699,408
Vice President of Human
Resources (12)

(1) For information on base salaries, see “Base Salary” on page 21.

(2)
The NEOs received discretionary bonus awards for the year ended December 31, 2014, and Messrs. Nemeth, Rodino and Blosser received discretionary bonus awards for the year ended December 31, 2015. The NEOs did not receive any payments that would be characterized as “Bonus” payments for the fiscal year ended December 31, 2016.

(3)
Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate fair value of stock awards and PSUs granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718.

(4)
Amount shown does not reflect compensation actually received. Such amount reflects the aggregate fair value of stock options and stock appreciation rights (“SARs”) granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718. See Note 16 to the Consolidated Financial Statements in our 2016 Annual Report on Form 10-K for the assumptions used in determining the fair value of each option and SARs award based on the Black-Scholes option-pricing model.

(5)
Amounts shown represent the short-term incentive awards earned in 2016 by each of the NEOs, and approved by the Compensation Committee, based on the achievement of both pre-determined Company performance targets and individual performance targets for 2016. See “Non-Equity Incentive Plan Awards” on pages 21 to 23.

(6)
Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate change in the present value of the NEOs’ accumulated benefit under the Executive Retirement Plan and the Non-Qualified Excess Plan. In computing these amounts, the Company uses various assumptions including remaining years of service, estimated discount rates, and present value calculations.

(7) The amounts included in “All Other Compensation” are detailed in the table below:

Name	Year	401(k) Matching Contribution ($)	Other (a) ($)	Total All Other Compensation ($)
Todd M. Cleveland	2016	$724	$14,440	$15,164
	2015	268	14,440	14,708
	2014	780	14,440	15,220
Andy L. Nemeth	2016	795	15,540	16,335
	2015	243	15,340	15,583
	2014	712	15,540	16,252
Jeffrey M. Rodino	2016	795	12,000	12,795
	2015	247	11,900	12,147
	2014	718	12,100	12,818
Joshua A. Boone	2016	329	7,500	7,829
Courtney A. Blosser	2016	536	11,600	12,136
	2015	249	12,500	12,749
	2014	642	12,400	13,042

(a) Amounts shown reflect an automobile allowance, the Company contribution to individual Health Savings Accounts, and health club reimbursement pursuant to the Company’s general health and wellness program.

(8)
Effective January 1, 2016, Mr. Cleveland continued to serve as CEO of the Company, a position he has held since February 2009. Mr. Cleveland was President of the Company from May 2008 to December 31, 2015.

(9)
Mr. Nemeth assumed the position of President of the Company effective January 1, 2016. This position was previously held by Mr. Cleveland from May 2008 to December 31, 2015. Prior to that, Mr. Nemeth was the Chief Financial Officer and Executive Vice President of Finance from May 2004 to December 31, 2015, and Secretary-Treasurer from 2002 to December 31, 2015.

(10)
Mr. Rodino was appointed Chief Sales Officer (“CSO”) of the Company in September 2016. In addition to his CSO position, Mr. Rodino serves as the Executive Vice President of Sales, a position he has held since December 2011. Prior to that, he served as the Chief Operating Officer of the Company from March 2013 to September 2016.

(11)
Mr. Boone was appointed Chief Financial Officer, Vice President of Finance, and Secretary-Treasurer of the Company effective January 1, 2016. He was elected an Officer in May 2016. Prior to that, Mr. Boone was the Director of Corporate Finance of the Company from July 2014 to December 31, 2015. He became an NEO in 2016.

(12)
Mr. Blosser was appointed Chief Human Resources Officer and Executive Vice President of Human Resources of the Company in May 2016. Prior to that, Mr. Blosser was the Vice President of Human Resources of the Company from October 2009 to May 2016 and was elected an officer in May 2010.

Grants of Plan-Based Awards During Fiscal Year 2016
The table below sets forth information on grants in 2016 to the NEOs of estimated payouts under non-equity incentive plan awards as set forth under “Non-Equity Incentive Plan Awards” on pages 21 to 23, estimated payouts under equity incentive plan awards as set forth under “Long-Term Incentive Plan” on pages 23 to 25, “Supplemental Long-Term Incentive Grant for NEOs” as set forth on pages 25 and 26, “Performance and Retention - 2016 Stock Options and SARs Grants” on page 26, and of stock awards and all other option awards as set forth in the “Summary Compensation Table” on pages 28 and 29. The Company’s policy is generally to grant equity awards effective on the date the Compensation Committee approves such awards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards:# of Shares of Stock or Units (#) (4)	All Other Option Awards: # of Securities Underlying Options (#) (5)	Exercise or Closing Market Price on Grant Date ($ Per Share) (6)	Grant Date Fair Value of Stock and Option Awards/ SARs ($) (7)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd M. Cleveland	2/23/2016	$450,000	$900,000	$1,800,000	12,821	25,642	38,463	6,410	—	$41.53	$1,863,575
Andy L. Nemeth	2/23/2016	362,500	725,000	1,450,000	7,180	14,359	21,539	3,590	—	41.53	1,043,608
	2/23/2016	—	—	—	6,600	8,800	11,000	—	—	41.53	365,464
	9/26/2016								48,960	61.43	907,573
	9/26/2016								12,240	61.43	226,893
	9/26/2016								12,240	71.26	187,114
	9/26/2016								12,240	82.66	150,579
	9/26/2016								12,240	95.89	118,049
Jeffrey M. Rodino	2/23/2016	275,000	550,000	1,100,000	4,616	9,231	13,847	2,308	—	41.53	670,917
	2/23/2016	—	—	—	6,600	8,800	11,000	—	—	41.53	365,464
	9/26/2016								19,216	61.43	356,208
	9/26/2016								4,804	61.43	89,052
	9/26/2016								4,804	71.26	73,439
	9/26/2016								4,804	82.66	59,100
	9/26/2016								4,804	95.89	46,332
Joshua A. Boone	2/23/2016	93,750	187,500	375,000	770	1,539	2,309	385		41.53	111,882
Courtney A. Blosser	2/23/2016	125,000	250,000	500,000	1,539	3,078	4,617	769	—	41.53	223,681
	2/23/2016	—	—	—	3,300	4,400	5,500	—	—	41.53	182,732
	9/26/2016								6,208	61.43	115,078
	9/26/2016								1,552	61.43	28,769
	9/26/2016								1,552	71.26	23,726
	9/26/2016								1,552	82.66	19,093
	9/26/2016								1,552	95.89	14,968

(1)
The related performance targets and results are described in detail under “Non-Equity Incentive Plan Awards” on pages 21 to 23. For the actual non-equity incentive awards, see the “Summary Compensation Table” on pages 28 and 29.

(2)
Restricted shares granted in fiscal 2016 under the 2016 LTIP that are Performance-Contingent based will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period ending on December 31, 2018. See “Long-Term Incentive Plan” on pages 23 to 25.

(3)
Restricted PSUs granted in fiscal 2016 under the Supplemental Long-Term Incentive Grant will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period ending on December 31, 2018. See “Supplemental Long-Term Incentive Grant for NEOs” on pages 25 and 26.

(4)	These shares represent the Time-Based restricted stock awards granted in fiscal 2016 that vest on the third anniversary of the grant date. See “Long-Term Incentive Plan” on pages 23 to 25.

(5)
These stock options and SARs were granted on September 26, 2016 and were 100% unvested as of December 31, 2016. Both the stock options and SARs vest pro-rata over four years commencing on September 26, 2017, are exercisable at various exercise prices, and expire after nine years. Unvested options and SARs are subject to forfeiture if the NEO’s employment with the Company is terminated before the options or SARs vest. See “Performance and Retention - 2016 Stock Option and SARs Grants” on page 26.

(6)
Represents the closing price of the Company’s stock on the NASDAQ stock market on the grant date for the Time-Based and Performance-Contingent based stock awards and the exercise/strike price of the stock options and SARs awards.

(7)	Represents the fair value of stock awards, stock options and SARs as of the grant date computed in accordance with ASC 718.

Outstanding Equity Awards at December 31, 2016

The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2016.

		Options/SARs Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable (1)	Options/SARs Exercise Price ($)	Options/SARs Expiration Date
Todd M. Cleveland	12/18/2013	100,000	—	$18.45	12/18/2022
	12/18/2013	24,999	—	18.45	12/18/2022
	12/18/2013	24,999	—	22.13	12/18/2022
	12/18/2013	24,999	—	26.56	12/18/2022
	12/18/2013	24,999	—	31.87	12/18/2022
Andy L. Nemeth	9/26/2016	—	48,960	61.43	9/26/2025
	9/26/2016	—	12,240	61.43	9/26/2025
	9/26/2016	—	12,240	71.26	9/26/2025
	9/26/2016	—	12,240	82.66	9/26/2025
	9/26/2016	—	12,240	95.89	9/26/2025
Jeffrey M. Rodino	9/26/2016	—	19,216	61.43	9/26/2025
	9/26/2016	—	4,804	61.43	9/26/2025
	9/26/2016	—	4,804	71.26	9/26/2025
	9/26/2016	—	4,804	82.66	9/26/2025
	9/26/2016	—	4,804	95.89	9/26/2025
Joshua A. Boone	—	—	—	—	—
Courtney A. Blosser	9/26/2016	—	6,208	61.43	9/26/2025
	9/26/2016	—	1,552	61.43	9/26/2025
	9/26/2016	—	1,552	71.26	9/26/2025
	9/26/2016	—	1,552	82.66	9/26/2025
	9/26/2016	—	1,552	95.89	9/26/2025

(1)
Both the stock options and SARs that were granted to Mr. Cleveland in 2013 vested pro-rata over three years, commencing on December 18, 2014, and expire after nine years. The stock options and SARs that were granted to Messrs. Nemeth, Rodino and Blosser in 2016 vest pro-rata over four years, commencing on September 26, 2017, and expire after nine years. Unvested options and SARs are subject to forfeiture if the NEO’s employment with the Company is terminated under certain circumstances before the options or SARs vest.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($) (2)
Todd M. Cleveland	2/23/2016	6,410	$489,083	38,463	$2,934,727
	2/16/2015	8,620	657,706	51,725	3,946,618
	2/18/2014	10,645	812,214	63,872	4,873,434
Andy L. Nemeth	2/23/2016	3,590	273,917	21,539	1,643,426
	2/16/2015	1,551	118,341	9,311	710,429
	2/18/2014	1,282	97,817	7,695	587,129
Jeffrey M. Rodino	2/23/2016	2,308	176,100	13,847	1,056,526
	2/16/2015	1,724	131,541	10,345	789,324
	2/18/2014	1,330	101,479	7,986	609,332
Joshua A. Boone	2/23/2016	385	29,376	2,309	176,177
	2/16/2015	1,500	114,450	—	—
Courtney A. Blosser	2/23/2016	769	58,675	4,617	352,277
	2/16/2015	690	52,647	4,138	315,729
	2/18/2014	813	62,032	4,878	372,191

(1)
Restricted share grants related to Time-Based share awards, which were approved by the Board on February 23, 2016, February 16, 2015 and February 18, 2014, will fully vest on the third anniversary of the grant date or February 23, 2019, February 16, 2018 and

February 18, 2017, respectively. Unvested restricted stock awards are subject to forfeiture under certain circumstances if the NEO’s employment with the Company is terminated before the shares vest.

(2)	Based on a market price of $76.30 per share which was the NASDAQ Stock Market closing price on December 31, 2016.

(3)
Restricted share grants related to Performance-Contingent based share awards, which were approved by the Board on February 23, 2016, February 16, 2015 and February 18, 2014, will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period. Unvested restricted stock awards are subject to forfeiture under certain circumstances if the NEO’s employment with the Company is terminated before the shares vest.

(4)
Mr. Boone’s restricted share grant dated February 16, 2015 reflects 750 shares that will fully vest on July 7, 2017 and 750 shares that will fully vest on the third anniversary of the grant date or February 16, 2018. These shares were granted to Mr. Boone in his role as the Company’s Director of Corporate Finance prior to his assuming his officer role of Chief Financial Officer, Vice-President of Finance and Secretary-Treasurer in 2016.

		Performance Stock Units
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($) (2)
Andy L. Nemeth	2/23/2016	8,800	$671,440
	3/30/2015	8,800	671,440
	2/18/2014	8,801	671,516
Jeffrey M. Rodino	2/23/2016	8,800	671,440
	3/30/2015	8,800	671,440
	2/18/2014	8,801	671,516
Courtney A. Blosser	2/23/2016	4,400	335,720
	3/30/2015	4,400	335,720
	2/18/2014	4,399	335,644

(1)
Restricted share grants related to PSUs, which were approved by the Board on February 23, 2016, March 30, 2015 and February 18, 2014, will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period. Unvested PSUs are subject to forfeiture if the NEO’s employment with the Company is voluntarily terminated before the shares vest.

(2)	Based on a market price of $76.30 per share which was the NASDAQ Stock Market closing price on December 31, 2016.
Stock Options and Stock Appreciation Rights Exercises and Stock Vested in Fiscal 2016
The following table sets forth information about the value realized by the NEOs on vesting of stock awards and the exercise of stock options and stock appreciation rights in 2016.

	Stock Options/SARS		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)(2)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)(3)(4)	Value Realized on Vesting ($)(3)(4)
Todd M. Cleveland	149,006	$5,609,910	57,933	$1,815,769
Andy L. Nemeth	—	—	14,195	444,914
Jeffrey M. Rodino	—	—	15,354	481,232
Joshua A. Boone	—	—	—	—
Courtney A. Blosser	—	—	7,170	224,724

(1)
The number of shares acquired on exercise in 2016 related to stock options was 100,000 shares for Mr. Cleveland. The value realized on exercise was based on the difference between the market price per share of the common stock on the date of exercise and the option exercise price.

(2)
The net number of shares acquired on exercise in 2016 was 49,006 shares of a total of 100,000 SARS for Mr. Cleveland. The determination of the net number of shares acquired and the related value realized on exercise was based on the difference between the market price per share of the common stock on the date of exercise and the exercise price of the SARs in each of the four tranches. See the “Stock Appreciation Rights (SARs)” section of Note 16 to the Consolidated Financial Statements in our 2016 Annual Report on Form 10-K for a description of individual exercise prices related to the four tranches of the SARs award to Mr. Cleveland.

(3)
The number of shares acquired on vesting in 2016 related to Time-Based share awards was 8,275 shares for Mr. Cleveland, 2,028 shares for Mr. Nemeth, 2,193 shares for Mr. Rodino, and 1,024 shares for Mr. Blosser. The value realized on vesting was based on a market price of $43.60 per share, which was the Nasdaq Stock Market closing price on March 4, 2016, times the total number of shares acquired on vesting.

(4)
The number of shares acquired on vesting in 2016 related to Performance-Contingent share awards was 49,658 shares for Mr. Cleveland, 12,167 shares for Mr. Nemeth, 13,161 shares for Mr. Rodino, and 6,146 shares for Mr. Blosser. The value realized on vesting was based on a market price of $29.30 per share, which was the Nasdaq Stock Market closing price on February 9, 2016 (the date the performance conditions were met), times the total number of shares acquired on vesting.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (1)	Weighted average exercise price of outstanding options and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	372,955	$41.71	853,187
Equity compensation plans not approved by security holders	—	N/A	—
Total	372,955	$41.71	853,187

(1)	The number of securities represented is the amount of shares to be issued upon exercise of outstanding options and SARs as of December 31, 2016.

Non-Qualified Deferred Compensation
The following table sets forth information about the participation of the NEOs in the Executive Retirement Plans and the Non-Qualified Excess Plan, and is set forth in the “Summary Compensation Table” under the caption “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”:

Name	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of Last FYE ($) (2)
Todd M. Cleveland	—	—	—	—	—
Andy L. Nemeth (3)			$14,768		$194,835
Jeffrey M. Rodino	—	—	—	—	—
Joshua A. Boone	—	—	—	—	—
Courtney A. Blosser	—	—	—	—	—

(1)	Represents the interest for the current fiscal year associated with the annuity.

(2)
Represents the present value of an annuity as of December 31, 2016 to be paid at retirement pursuant to the terms of the Executive Retirement Plan agreement. The aggregate balance as of January 1, 2016 was $180,067.

(3)
According to the provisions of the Executive Retirement Plan, payments of the annuity for Mr. Nemeth will commence prior to his eligible retirement age over a 10-year vesting period due to death or disability.

Messrs. Cleveland, Rodino, Boone and Blosser did not participate in the Executive Retirement Plan as no new employees have been invited to participate in the plan since January 1, 2007. See “Executive Retirement Plan and Non-Qualified Excess Plan” summary descriptions on page 27.
Employment Contracts
The Company has entered into Employment Agreements with Messrs. Cleveland, Nemeth, Rodino and Boone, pursuant to which they agreed to serve as executive officers of the Company. Mr. Blosser does not have an employment agreement. The Agreements contain a non-compete clause and certain other stipulations and provide for a severance package that includes twelve (12) months base salary. Under the Agreements, voluntary termination with or without cause, death, disability or retirement, shall not result in any obligation of the Company to make payments.

Potential Payments Upon Termination or Change in Control
We believe that the Company should provide reasonable severance benefits to our NEOs and other general employees that are fair and commensurate with their job duties, functions, and responsibilities. We believe it is important to protect our key employees in the event of a change in control and it is also in the best interest of the Company to obtain a release from employees whose employment is terminated as well as a non-compete agreement from certain employees in the form of an employment agreement. The following table summarizes the employment agreements at December 31, 2016 for our NEOs in the event they are terminated without cause or upon change in control. In addition to reasonable severance benefits, our NEOs, other executives, and general employees who have received long-term incentive awards (in the form of restricted stock grants, PSUs, stock options and SARS) are immediately vested in all restricted incentive awards granted as defined in the terms and conditions of the LTI grant.

Name	Severance Benefits Upon Termination Without Cause or Upon Change in Control (1)	Non-Compete	Confidentiality Agreement
Todd M. Cleveland	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Andy L. Nemeth	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Jeffrey M. Rodino	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Joshua A. Boone	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Courtney A. Blosser	N/A	—	—

(1)	Employee is required to sign a mutual release of claims in a form satisfactory to the Company.

Based on the employment and compensation arrangements in effect as of December 31, 2016 and assuming a hypothetical termination date of December 31, 2016, including the price of the Company’s common stock on that date, the benefits upon termination without cause or a change in control for our NEOs would have been as follows in the table below. Per the NEOs’ employment agreements, there are no benefits payable to the NEOs for involuntary termination due to death or disability except that all unvested stock awards will be accelerated upon the NEO’s death or disability.

Name / Benefit	Change in Control, Involuntary Termination Without Cause or Termination by Employee for Good Reason
Todd M. Cleveland
Base salary	$550,000
Acceleration of long-term incentives (1)	13,713,782
Acceleration of stock options/SARs exercise (2)	—
Annual non-equity incentive bonus (4)	982,800
Total benefits	$15,246,582
Andy L. Nemeth
Base salary	$425,000
Acceleration of long-term incentives (1)	3,431,059
Acceleration of long-term performance stock units (3)	2,014,396
Acceleration of stock options/SARs exercise (2)	971,734
Annual non-equity incentive bonus (4)	773,575
Total benefits	$7,615,764
Jeffrey M. Rodino
Base salary	$350,000
Acceleration of long-term incentives (1)	2,864,302
Acceleration of long-term performance stock units (3)	2,014,396
Acceleration of stock options/SARs exercise (2)	381,390
Annual non-equity incentive bonus (4)	573,100
Total benefits	$6,183,188
Joshua A. Boone
Base salary	$245,000
Acceleration of long-term incentives (1)	320,003
Acceleration of long-term performance stock units (3)	—
Acceleration of stock options/SARs exercise (2)	—
Annual non-equity incentive bonus (4)	200,063
Total benefits	$765,066
Courtney A. Blosser
Base salary	$—
Acceleration of long-term incentives (1)	1,213,551
Acceleration of long-term performance stock units (3)	1,007,084
Acceleration of stock options/SARs exercise (2)	123,213
Annual non-equity incentive bonus (4)	260,500
Total benefits	$2,604,348

(1)
Represents the market value of unearned shares or units of restricted stock that have not vested based on a market price of $76.30 per share, which was the NASDAQ Stock Market closing price on December 31, 2016.

(2) Represents the market value of unexercisable stock options and SARs that have not vested based on the difference between the market price of $76.30 per share, which was the NASDAQ Stock Market closing price on December 31, 2016, and the option or SARs exercise price.
(3) Represents the market value of unearned PSUs that have not vested based on a market price of $76.30 per share, which was the NASDAQ Stock Market closing price on December 31, 2016. Unvested PSUs are subject to forfeiture if the NEO’s employment with the Company is terminated under certain circumstances before the PSUs vest. See “Supplemental Long-Term Incentive Grant for NEOs” on pages 25 and 26.

(4)
Represents the short-term incentive award earned in 2016, and approved by the Compensation Committee, based on the achievement of both pre-determined Company performance targets and individual performance targets for 2016. See "Summary Compensation Table" on page 28.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee:
Walter E. Wells (Chairman)
John A. Forbes
Michael A. Kitson
M. Scott Welch

RELATED PARTY TRANSACTIONS
In 2016, the Company entered into transactions with companies affiliated with three of our independent Board members:

•
Purchased approximately $0.6 million of corrugated packaging materials from Welch Packaging Group (“Welch”), an independently owned company established by M. Scott Welch, who also serves as the President and CEO of Welch;

•
Sold approximately $4.3 million of various fiberglass and plastic components, wiring, and wood products to Utilimaster, a business unit of Spartan Motors USA, Inc. John A. Forbes serves as the President of Utilimaster; and

•	Sold approximately $0.4 million of RV component products to DNA Enterprises, Inc. (“DNA”). Walter E. Wells’ son serves as the President of DNA.
Review, Approval or Ratification of Transactions with Related Persons
We have no formal policy related to the approval of related party transactions. However, the Company undergoes specific procedures when evaluating related party transactions. A related party transaction is generally reported to the Chief Executive Officer or Chief Financial Officer, who assists in gathering the relevant information about the transaction and presents the information to the Board or one of its Committees. The Board then approves, ratifies, or rejects the transaction. The related party transactions with companies affiliated with three of the Company’s board members described above were approved by the Board consistent with these procedures.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2016 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker, or other nominee. Upon written or oral request to Joshua A. Boone-Secretary, we will provide a separate copy of the Annual Report for the year ended December 31, 2016 or Notice of Annual Meeting and Proxy Statement.

OTHER MATTERS
A copy of our Annual Report on Form 10-K for the year ended December 31, 2016, excluding certain of the exhibits thereto, may be obtained without charge by writing to Joshua A. Boone-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.
The Board knows of no other proposals which may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.
Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,
/s/ Joshua A. Boone
Joshua A. Boone Secretary
April , 2017

PATRICK INDUSTRIES, INC.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 16, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27958-P90513 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PATRICK INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect eight directors to the Board of Directors to serve until the 2018 Annual Meeting of Shareholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joseph M. Cerulli
02) Todd M. Cleveland
03) John A. Forbes
04) Paul E. Hassler
05) Michael A. Kitson
06) Andy L. Nemeth
07) M. Scott Welch
08) Walter E. Wells

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E27959-P90513

PATRICK INDUSTRIES, INC.

PATRICK INDUSTRIES, INC.
Annual Meeting of Shareholders
May 17, 2017 10:00 AM (EDT)
This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Todd M. Cleveland and Andy L. Nemeth, or either of them, as the undersigned's proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the undersigned's Common Stock in PATRICK INDUSTRIES, INC. at the Annual Meeting of Shareholders to be held at 10:00 AM (EDT) on Wednesday, May 17, 2017, at the Company's Corporate Office, 107 West Franklin Street, Elkhart, Indiana, 46515-0638, and at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholders. If this proxy is properly executed but no such directions are made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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